Exhibit 99.1

Hearing Date and Time: To Be Determined

Brian P. Leitch, Esq.	Bruce R. Zirinsky, Esq. (BZ 2990)
Tim Atkeson, Esq.	Gregory M. Petrick, Esq. (GP 2175)
ARNOLD & PORTER LLP	CADWALADER, WICKERSHAM & TAFT LLP
370 Seventeenth Street, Suite 4500	One World Financial Center
Denver, Colorado 80202-1370	New York, New York 10281
Telephone: (303) 863-1000	Telephone: (212) 504-6000
Facsimile: (303 832-0428	Facsimile: (212) 504-6666

-and-	-and-

John J. Gallagher, Esq.	Mark C. Ellenberg, Esq. (ME 6927)
Margaret Spurlin, Esq.	CADWALADER, WICKERSHAM & TAFT LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP	1201 F St. N.W., Suite 1100
875 15th St., N.W.	Washington, DC 20004
Washington, DC 20005	Telephone: (202) 862-2200
Telephone: (202) 551-1700	Facsimile: (202) 862-2400
Facsimile: (202) 551-1705

Counsel to the Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x

In re:	:
Chapter 11
	:	Case No. 05-17930
NORTHWEST AIRLINES CORPORATION, et al(1).,		(ALG)
:

Debtors.	:
Jointly Administered
x

NORTHWEST’S APPLICATION TO
REJECT COLLECTIVE BARGAINING
AGREEMENTS PURSUANT TO 11 U.S.C. § 1113(c)

(1)           The Debtors are the following entities:  NWA Fuel Services Corporation; Northwest Airlines Corporation; Northwest Airlines Holdings Corporation; NWA Inc.; Northwest Airlines, Inc.; Northwest Aerospace Training Corp.; MLT Inc.; Northwest Airlines Cargo, Inc.; NWA Retail Sales Inc.; Montana Enterprises, Inc.; NW Red Baron LLC; Aircraft Foreign Sales, Inc.; and NWA Worldclub, Inc. (collectively “Northwest” or “Debtors”).

TABLE OF CONTENTS

INTRODUCTION

I.	PROCEDURAL AND FACTUAL BACKGROUND

II.	THE AIRLINE INDUSTRY HAS CHANGED, SO MUST NORTHWEST

	A.	LCCs Are Expanding

	B.	LCC Growth Will Continue

	C.	Legacy Carriers Are Reducing Their Costs To Be Competitive With LCCs

	D.	Increased Price Transparency and Price Shopping Have Changed the Industry

	E.	High Yield Business Travel Has Declined

III.	NORTHWEST’S CURRENT MODEL IS NOT SUSTAINABLE

IV.	NORTHWEST’S LABOR COSTS ARE OUT OF LINE WITH ITS COMPETITION

	A.	Northwest’s Labor Costs Are the Highest in the Industry

	B.	Northwest’s Pension Costs Are Much Higher than Those of the LCCs

V.	NORTHWEST’S PLAN WILL ENABLE IT TO COMPETE IN THE CHANGED INDUSTRY

	A.	Northwest Has the Strength to Succeed

		1.	Northwest Has Strong Core Assets

		2.	Northwest Is Modernizing Its Fleet

		3.	Northwest Is the Technology Leader

		4.	Cargo Operations Add Value

	B.	Northwest Has Already Taken Steps to Reduce Costs and Increase Revenue

	C.	Northwest Is Continuing to Reduce Non-Labor Costs Through the Tools Available to it in the Chapter 11 Process

i

	D.	Northwest Has Already Reduced Pay and Benefits of its Non-Union Employees and Will Implement Further Reductions

	E.	The Remaining Step: Reduce Contract Labor and Benefit Costs

	F.	Proposals to the Unions

		1.	Pay Reductions

		2.	Change Work Rules to Increase Productivity

		3.	Remove or Limit Artificial Restrictions on Business Decisions

		4.	Freeze Defined Benefit Pension Plans; Adopt New Defined Contribution Plans

		5.	Employee Benefits

		6.	Profit Sharing

		7.	Duration

VI.	NORTHWEST’S SECTION 1113 NEGOTIATIONS

	A.	Overview of Prepetition Negotiations with the Unions

	B.	Prepetition Negotiations/Agreements with ALPA

	C.	Prepetition Negotiations with PFAA

	D.	Prepetition Negotiations with IAM

	E.	Prepetition Negotiations with TWU, NAMA, and ATSA

	F.	Postpetition Negotiations

VII.	NORTHWEST HAS MET THE STATUTORY REQUIREMENTS FOR REJECTING THE UNIONS’ CBAS

A.

After Filing the Bankruptcy Petitions, but Before Filing the Application, Northwest Submitted Proposals Under Section 1113 to its Unions, Based on the Most Complete and Reliable Information Available and Provided All Relevant Information to the Unions.

		1.	Postpetition Proposals Were Based on the Most Complete Information Possible

ii

	2.	Northwest Provided Relevant Information Necessary for the Unions to Evaluate the Section 1113 Proposals

B.	The Section 1113 Proposals Contain Only Modifications Necessary to Achieve Northwest’s Successful Reorganization

	1.	Absent the Labor Cost Reductions, Northwest’s Business Is Unsustainable and It Faces Eventual Liquidation

	2.	The Section 1113 Proposals Deliver the Necessary Level of Dollar Savings

C.	The Section 1113 Proposals Treat All Parties Fairly and Equitably

D.	Northwest Met with the Unions at Reasonable Times and Remains Available to Negotiate with Each Union

E.	Northwest Has Conferred and Continues to Confer in Good Faith to Reach Mutually Satisfactory Modifications

F.	The Authorized Representatives Have Failed to Accept the Section 1113 Proposals Without Good Cause

G.	The Balance of the Equities Clearly Favors Rejection of the CBAs

	1.	If CBA Rejection Is Not Authorized, Northwest’s Continuing Operating Losses Likely Will Force It to Liquidate and Creditors Will Receive Less

	2.	The Possibility of Employee Claims for Damages Is Acceptable Compared to the Outcome that Would Occur if CBA Rejection Is Denied

	3.	The Wages and Benefits Provided Under Northwest’s Proposals Are Competitive

	4.	Northwest Has Attempted in Good Faith to Deal with Its Financial Dilemma

	5.	The RLA Would Not Allow Northwest’s Employees to Strike

H.	The Liquidation of Northwest Would Substantially Harm the Public Interest

CONCLUSION

iii

NORTHWEST’S APPLICATION TO
REJECT COLLECTIVE BARGAINING
AGREEMENTS PURSUANT TO 11 U.S.C. § 1113(c)

There are six airlines in the United States that are generally referred to as “Legacy Carriers.”  They are, in addition to Northwest, American, Continental, Delta, United, and US Airways.  These are the remaining carriers from among the major airlines that were started, and developed their basic business models and cost structures, in a regulated industry environment.(1)  Other carriers, considered major U.S. airlines during the period of regulation and continuing thereafter in the 1980s, included Pan Am, Eastern, Braniff, and TWA.  Their “legacy” was liquidation.  And, of course, there were a host of smaller “national” or “regional” airlines as well, prospering at the time of deregulation, but which have since been liquidated.

All told, more than 175 airlines have entered bankruptcy proceedings since deregulation and only a small handful have successfully reorganized.  Six Legacy Carriers remain: three are currently operating under the protection of Chapter 11.  A fourth, US Airways, emerged from its second trip through Chapter 11 recently and, after a merger with America West, has apparently transformed itself from a Legacy Carrier to a Low Cost Carrier (“LCC”).

Since 2001, all of the Legacy Carriers have sought to reduce their labor costs and non-labor costs in an effort to become competitive with the growing force in the market that is referred to as LCC competition.  Northwest now has the highest labor costs in the industry.  Labor costs are its single greatest category of costs.  Northwest has been able to

(1)           Although Southwest also began its business during the period prior to deregulation of the U.S. airline industry, Southwest began as an entirely "intrastate carrier" in Texas, and thus was not subject to regulation in the early years when it developed its unique business model.

avoid Chapter 11 until now only because it had deep financial reserves, borrowed substantially, and aggressively reduced non-labor costs.

Time has now run out.  Northwest must achieve competitive labor costs quickly, or it too faces the prospect of failure.

INTRODUCTION

Through this Application, Northwest seeks to reject, under section 1113(c) of the Bankruptcy Code, nine collective bargaining agreements (“CBAs”) between Northwest and the six unions (the “Unions”) that represent the vast majority of Northwest’s employees.(2)  Northwest does not take this action lightly and acknowledges that its request is coming early in its case.

Since 2001, Northwest has aggressively cut non-labor expenses and implemented eleven rounds of business improvement initiatives totaling $1.7 billion.  See infra section V.B.; Declaration of Douglas M. Steenland, Docket No. 36 (“Steenland Decl.”) ¶ 8.  In addition, Northwest has recognized for years that significant reductions in labor costs would be required for long-term survival of the company.  For almost three years, Northwest has sought to negotiate voluntary labor cost reductions with the Unions to achieve more competitive labor costs.  Steenland Decl. ¶¶ 27-32.  Despite Northwest’s

(2)           The six unions are (1) the Air Line Pilots Association, International (“ALPA”); (2) the Professional Flight Attendants Association (“PFAA”); (3) the International Association of Machinists and Aerospace Workers (“IAM”); (4) the Transport Workers Union of America (“TWU”); (5) the Northwest Airlines Meteorologists Association (“NAMA”); and (6) the Airline Technical Support Association (“ATSA”).  Northwest has four CBAs with IAM that it seeks to reject.  A description of the CBAs at issue in this application is set forth more fully below at section I.  In addition, in August 2005, after the Aircraft Mechanics Fraternal Association (“AMFA”) struck the company, Northwest imposed pay rate and work rules that it had previously advised it would impose in the absence of a CBA.  Steenland Decl. ¶ 32.  Accordingly, Northwest does not seek further relief with respect to AMFA in this Application.

deepening financial crisis, the Unions have been largely unwilling to enter into agreements to reduce labor costs.  Only the pilots’ union, ALPA, agreed to an interim reduction of $250 million.  ALPA recognized that additional reductions would be necessary, but demanded that all unions participate in the cost savings measures.  No other labor union has entered into an agreement for labor cost reductions.

Northwest has lost a total of $3.6 billion from the beginning of 2001 through the first half of 2005.(3)  In the first half of 2005 alone, Northwest lost $716 million.  When combined with the projected losses for the third quarter, Northwest will, as of the end of that third quarter, have lost over $1 billion in 2005, and approximately $4 billion since 2001.  Even greater losses will come unless fundamental structural changes are made to its business.  Throughout 2005, Northwest has been losing almost $4 million each day it operates.  Steenland Decl. ¶ 8.  As the traditionally weaker Fall and Winter seasons approach, Northwest’s losses are expected to increase to $8 million per day or more.  These losses, previously funded through increased borrowing(4) and asset sales, reflect a broken business model and cannot continue.

Northwest must have a cost structure that will allow it to compete effectively with the LCCs and the newly revamped Legacy Carriers that have transformed, or are in the process of transforming themselves, to achieve LCC-like cost structures.  This fact is evident in the rash of major airline bankruptcies and near bankruptcies in the last three years.  United Airlines has remained in bankruptcy for almost three years.  US Airways

(3)           Pre-tax losses excluding unusual items.

(4)           Northwest has $14 billion in debt obligations.  Steenland Decl. ¶ 22.

filed for bankruptcy in 2002 and then again in 2004.  American Airlines has eliminated more than 32,000 jobs (over 30% of its workforce) since 2000 and avoided bankruptcy in 2003 only by reaching last-minute agreements with its unions on labor cost reductions totaling approximately $1.8 billion per year.  Despite negotiating labor cost reductions with its pilots’ union of approximately $1 billion per year and imposing approximately $350 million in reductions for its non-pilot employees, Delta Airlines filed for bankruptcy the same day as Northwest.  Delta has recently announced that it will reduce its headcount by up to 9,000 positions over the next two years.  Delta also announced that, effective November 1, it will impose an LCC-like compensation structure on its largely non-union workforce.

As Northwest’s financial situation has worsened, and as fuel prices have increased, its future has become more clear, and more bleak.  Northwest must now implement competitive labor costs, which it estimates will produce approximately $1.4 billion in annual target savings,(5) and achieve adequate pension relief, in order to survive as a competitive airline.

Northwest cannot wait until it is on the brink of extinction before seeking relief.  Northwest’s remaining cash is being rapidly depleted.  If it does not quickly reduce its costs, it may soon reach a point where reorganization would be out of reach.  At such a time, Northwest would have to begin an orderly liquidation, and approximately 35,000 employees would lose their jobs.  Those employees who might find other employment in

(5)           The $1.4 billion labor cost savings target is an estimate based on a number of assumptions, the most important of which is the level of Northwest’s operations.  Depending on the particular level of flying in its business plan, the “cost savings target” can be higher or lower than $1.4 billion, yet essentially represent the same level of cost savings achieved.

the airline industry (where there are already many dislocated workers searching for jobs) would do so at significantly less compensation than what they would receive under Northwest’s proposals (the “Section 1113 Proposals”).(6)

Northwest recognizes and understands the hardship that its proposals will impose on employees.  These sacrifices, however, will preserve valuable jobs and the assets of the company.  The greater hardship would be for Northwest to fail and for its employees to be left with nothing.

Northwest remains ready to reach consensual agreements with each of the Unions.  Northwest has made clear that while it is imperative that it reach the cost reduction targets for each union, it is flexible and open to negotiation regarding precisely how the targets are reached.  It is prepared to meet with the Unions and negotiate around-the-clock in order to try to reach agreements.

Northwest has maintained an “Open-Books” policy with the Unions for the last three years.(7)  Its financial prospects are no secret to its labor groups.  As ALPA acknowledged in August 2005:

NWA continues to have serious financial problems and the outlook does not look any better, due mainly to high fuel costs.  . .. . Labor costs alone cannot solve NWA problems, but can be part of an overall solution . . . that is why our pilot group agreed to contribute $265 million annually . . . and why we expect the other NWA labor groups to reach

(6)           The Section 1113 Proposals are set forth in Appendices A to F.

(7)           PFAA’s predecessor, the International Brotherhood of Teamsters (“IBT”), had signed Northwest’s standard confidentiality agreement.  When PFAA became the representative, unlike the other unions, it refused to sign the confidentiality agreement.  Therefore, in 2003, Northwest was unable to provide PFAA with its sensitive competitive and economic data.  Recently, PFAA and its financial advisor signed the confidentiality agreement, and Northwest has now shared its financial data with them.

new cost-reduction agreements as well. . . . Unfortunately, our company is on unstable ground . . . .  [A]ll NWA stakeholders need to participate in cost reductions to help secure our company’s viability.(8)

Now, all of the Unions must reach the same conclusion and act accordingly.

The issues at stake in this Application require a comprehensive presentation.  Accordingly, it is organized as follows:

Part I                                    Provides a brief factual background for the Application.

Part II                                Describes the changes that have occurred in the airline industry.

Part III                            Describes Northwest’s financial situation.

Part IV                              Demonstrates that Northwest’s labor costs are too high.

Part V                                Describes why Northwest can survive if it implements a competitive cost structure.

Part VI                            Describes Northwest’s negotiations with each of the Unions.

Part VII                          Demonstrates that Northwest has satisfied the relevant tests governing rejection of CBAs under section 1113.

I.                                         PROCEDURAL AND FACTUAL BACKGROUND

On September 14, 2005 (the “Petition Date”), the Debtors commenced these Chapter 11 cases by filing their respective voluntary petitions in this Court for relief under Chapter 11 of the Bankruptcy Code.  The Debtors have continued to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in these Cases.  On September 14, 2005, the Court entered an order for joint administration

(8)           Ziplines, August 8, 2005.

of these Cases.  On September 30, 2005, the United States Trustee appointed an Official Committee of Unsecured Creditors.

Northwest currently has approximately 35,000 employees.(9)  Northwest is one of the most heavily unionized of all major U.S. air carriers.  Almost 90% of its U.S. employees are represented by unions and subject to collective bargaining agreements.  Over 98% of Northwest’s unionized active employees are represented by three unions:  ALPA, PFAA, and IAM.

Chart 1: Current Northwest Active Employees by Group

Job Group	Approximate Number of Employees(10)	Union

Pilots	5,137	ALPA
Flight Attendants	8,791	PFAA
Equipment Service Employees & Stock Clerks	5,952	IAM
Clerical, Office, Fleet and Passenger Service	8,600	IAM
Plant Protection	21	IAM
Flight Simulator Techs	43	IAM
Dispatchers	167	TWU
Instructors, Production Planners, Technical Writers and Analysts	182	ATSA
Meteorologists	21	NAMA
Non-Contract Salaried (management, analyst, administration, and subsidiary)	3,248	none
International / MLT / Other	2,943	various
Total (approximately)	35,105

(9)           This number includes all domestic and international employees.  Prior to August 20, 2005 Northwest had approximately 4,400 additional active workers represented by AMFA.

(10)         This number is as of August 31, 2005 and does not include the striking AMFA workers.

Northwest and ALPA are parties to a CBA that became effective on December 1, 2004.  ALPA’s CBA is a short-term “Bridge Agreement” intended to give Northwest some measure of labor cost relief while it negotiated with its other unions.  This Bridge Agreement has an amendable date of the earlier of December 31, 2006, or the date that the other unions agree to labor cost reductions, and contemplates a further agreement, including additional savings, after the other unions agree to cuts of their own.  The CBA establishes the wages, hours, and terms and conditions of employment for Northwest’s pilots.

Northwest and the flight attendants’ union, PFAA, are parties to a CBA that was signed in June 2000.  The PFAA CBA had an amendable date of June 1, 2005.  Northwest and PFAA had a six-month early opener and began negotiations on December 1, 2004.  The PFAA CBA remains in effect pursuant to the status quo provisions of the Railway Labor Act, 45 U.S.C. §151 et. seq. (2004).  The CBA establishes the wages, hours, and terms and conditions of employment for Northwest’s flight attendants.

Northwest and the machinists’ union, IAM, are parties to four CBAs:  the Clerical, Office, Fleet and Passenger Service Agreement (“COFPS”), the Equipment Service and Stock Clerk Personnel Agreement (“ESSC”), the Plant Protection Employees Agreement (“PP”), and the Flight Simulator Technicians and Simulator Support Specialists Agreement (“SimTech”).  These agreements were signed in February 1999 and became amendable in February 2003.  The agreements remain in effect pursuant to the status quo provisions of the Railway Labor Act and establish the wages, hours, and terms and conditions of employment for the Northwest employee groups described above.

Northwest and TWU are parties to a CBA that became effective on December 1, 1998.  The TWU CBA had an amendable date of November 30, 2003.  It remains in effect pursuant to the status quo provisions of the Railway Labor Act.  The TWU CBA establishes the wages, hours, and terms and conditions of employment for Northwest’s dispatchers and operations planners.

Northwest and the meteorologists’ union, NAMA, are parties to a CBA that became effective on November 1, 1998.  The NAMA CBA had an amendable date of October 31, 2004.  It remains in effect pursuant to the status quo provisions of the Railway Labor Act.  The NAMA CBA establishes the wages, hours, and terms and conditions of employment for Northwest’s meteorologists.

Northwest and ATSA are parties to a CBA that was signed on November 2, 1998.  The ATSA CBA had an amendable date of November 1, 2004.  It remains in effect pursuant to the status quo provisions of the Railway Labor Act.  The ATSA CBA establishes the wages, hours, and terms and conditions of employment for Northwest’s technical support employees.

This Court has jurisdiction over the Application pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper under 28 U.S.C. §§ 1408 and 1409.  This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b).

The statutory basis for the relief requested herein is 11 U.S.C. § 1113(c).

II.                                     THE AIRLINE INDUSTRY HAS CHANGED, SO MUST NORTHWEST

Significant industry changes over the last 5 years have contributed to the economic crisis facing Northwest and have eliminated its ability to be profitable at its current cost structure.  The primary structural changes that have adversely affected Northwest’s financial condition include, among other things:

•                  The accelerating growth and geographic spread of competition from LCCs;

•                  Increased price competition and price transparency due to Internet-based search engines and booking tools; and

•                  Continued softness in high yield sales to business travelers.

See Steenland Decl. ¶¶ 5-6, 11, 15.  These factors have contributed to the decline in airline revenues as a percentage of nominal Gross Domestic Product such that, had airline industry revenues remained at their historic relationship to nominal GDP, they would be $19 billion greater annually than they in fact are today.  Id. ¶¶ 16-17.

CHART 2:

Domestic Industry Airline Revenue % of Nominal GDP

In addition, Northwest (like all airlines) has suffered from high jet fuel prices.  Over the last several months, the price of jet fuel has increased to record levels and, when Northwest filed for bankruptcy, was over 50% higher than it was at the beginning of the year, and approximately 150% higher than it was two years ago.  Steenland Decl. ¶¶ 18-21.(11)

While Northwest’s high labor costs would leave it noncompetitive regardless of fuel costs, the sharp increases in jet fuel prices have compounded the structural problems facing Northwest and accelerated the need for relief.

A.                                    LCCs Are Expanding

The growing strength and reach of the LCCs across the country has fundamentally changed the airline industry.  The LCCs have increased their share of domestic origin and destination (“O&D”) passengers from 10.4% in 1990 to over 30% today.(12)  While the LCCs now carry nearly one in three domestic O&D passengers, their impact on the Legacy Carriers’ pricing and revenue is considerably greater than even these numbers suggest.  Now, more than 80% of all domestic passengers have access to LCC service or LCC pricing.  The LCCs continue to grow.

(11)         For each $1 increase in the price of a barrel of oil, Northwest’s annual fuel costs increase by approximately $50 million.  The significant increase in the price of oil during 2005 has drastically increased Northwest’s fuel costs.  Northwest estimates that its fuel expense for all of 2005 will be approximately $3.3 billion, an increase of $1.1 billion from 2004, and $1.7 billion more than 2003 fuel costs.  Steenland Decl. ¶ 18.

(12)         U.S. Department of Transportation (“DOT”) DB1A database.

Chart 3:  Legacy vs. LCC Fleet Growth

Similarly, while LCCs served only 26% of Northwest’s largest 50 domestic markets in 1990, by 2004 the LCCs served approximately 82% of those markets,(13) forcing Northwest to match the LCC fares in order to compete effectively for the available traffic.  In addition to the downward pressure on prices resulting from the LCCs adding more airline seats in the market, LCC pricing strategies have further deflated prices.  LCCs typically price their product at a point where they can make a modest profit, while Legacy Carriers, with their much higher costs, incur substantial losses when

(13)         U.S. DOT DB1A database.

they match these LCC fares.(14)  If Legacy Carriers did not match the LCC fares, their losses, however, would be even greater.

Accordingly, any pricing power that the Legacy Carriers have had has diminished and is fast disappearing altogether.  The Legacy Carriers repeatedly have attempted to initiate general fare increases, but these fare increases have seldom survived.  Generally, they were withdrawn when competitors failed to match the announced increase.  In addition to direct LCC competition, Northwest also faces competition from LCC-like pricing when Legacy Carriers copy LCC pricing models.  Where Legacy Carriers competing with Northwest match LCC pricing, Northwest has no alternative but to follow, just as it must match LCC pricing.  Thus, Northwest faces downward pressure on fares from both LCCs and other Legacy Carriers matching LCC pricing.

B.                                    LCC Growth Will Continue

There are no indications that LCC growth will slow any time soon.  The LCCs as a group remained profitable from 2001 to 2004, a period when Legacy Carriers collectively lost almost $35 billion.  Steenland Decl. ¶ 14.  In addition, many of today’s successful LCCs are well capitalized with strong balance sheets – in stark contrast to the Legacy Carriers.  Southwest, JetBlue and AirTran, for example, each have market capitalizations substantially greater than most of the Legacy Carriers.  In part because of their strong market capitalization, LCCs are poised to expand even further.  LCC orders for new aircraft demonstrate that there will be at least several more years of LCC

(14)         Measured in inflation-adjusted (i.e., real) terms, airline fares have declined almost every year since 1982 and, in real terms, are 50% lower today than at the end of the regulated era.  Steenland Decl. ¶ 13.

expansion.  LCCs currently have at least 445 firm orders for delivery and 628 options for additional aircraft.(15)

While LCCs are expanding, Legacy Carriers are shrinking.  Northwest has reduced its own domestic Available Seat Miles (“ASMs”), a standard measure of airline size, by approximately 10.5% between 2000 and 2005, and expects to make further reductions in 2006.(16)

These figures do not indicate a passing trend or a temporary phenomenon, as was the case in the 1980s with People Express and other short-lived, low-fare, no-frills airlines.  LCCs now provide strong competition even in the business travel market.  Some LCCs offer premium cabins and amenities such as live television service.  Steenland Decl. ¶15.  Thus, as a U.S. General Accounting Office (“GAO”) report found, “[u]nlike earlier low cost airlines, many of which quickly disappeared, these airlines are well-capitalized and offer a good overall product.”(17)  The GAO report also noted, “[i]n the past, new entrant low cost airlines rarely survived an entire business cycle.  In recent years, however, this pattern has changed, perhaps permanently.”(18)

(15)         See: Carriers’ press releases, SEC10Ks and 10Qs.

(16)         United, US Airways, Delta, Continental, and American have all reduced their capacity over the past few years.  Between the first half 2000 and the first half of 2005, United reduced its mainline domestic ASMs by over 25%, US Airways by 27% (not including projected reductions), American by 19%, Delta by over 11% , and Continental by 8%.  Virtually all of the Legacy Carriers have announced that they will implement even further reductions in their flight operations.

(17)         See Report of the United States Government Accounting Office re Commercial Aviation, Legacy Airlines Must Further Reduce Costs to Restore Profitability (Aug. 2004), GAO-04-836 at 8.

(18)         Id. at 48.

As they expand their fleets, LCCs have shown an increasing proclivity to enter hub airports that many had previously considered to be less susceptible to LCC competition.  For example, AirTran, which is scheduled to take delivery of a significant number of new aircraft in the coming years, has been seeking new markets to deploy these aircraft as the carrier continues to diversify its flying outside of its Atlanta hub.  Notably, AirTran already has begun expansion into Northwest’s markets, including Detroit, Minneapolis, and Flint.  Northwest also faces increasing LCC competition at all three of its domestic hubs:  from America West/US Airways, Frontier, Sun Country, and ATA in Minneapolis, from America West/US Airways and AirTran in Memphis, and from Spirit Air, Southwest, America West/US Airways and Frontier in Detroit.

In addition, the merger of US Airways and America West creates an LCC that has the ability to serve many of Northwest’s international passengers traveling to/from Europe, Canada, Mexico and the Caribbean.  For example, US Airways and/or America West currently serves virtually all of the European, Mexican, and Caribbean destinations served by Northwest.  Likewise, US Airways and/or America West serve the Canadian destinations accounting for nearly three quarters of Northwest’s passengers traveling between the U.S. and Canada.

When LCCs enter into Northwest’s markets they cause a precipitous decrease in prices, decreasing revenues and increasing losses because Northwest must reduce its fares to compete.  For example, when Spirit began serving the Detroit-New York-La Guardia route, Northwest’s average fares between these two cities dropped by more than 50%.  The following chart illustrates the dramatic effect of LCC competition in certain of Northwest’s markets:

Chart 4: Change in Fares After Entry of LCCs

Market	LCC	Pre LCC Fare	Post LCC Fare	Difference	% Change

Minneapolis-Dallas	Sun Country
Walk-up		$742	$160	$(582)	-78%
7 Day AP		$310	$140	$(170)	-55%

Minneapolis-Houston	ATA
Walk-up	/Southwest(19)	$796	$399	$(397)	-50%
7 Day AP		$332	$154	$(178)	-54%

Minneapolis-Providence	ATA
Walk-up	/Southwest	$875	$309	$(566)	-65%
7 Day AP		$373	$162	$(211)	-57%

Minneapolis-Indianapolis	ATA
Walk-up(	/Southwest	$595	$280	$(315)	-53%
7 Day AP		$251	$175	$(76)	-30%

Detroit-Washington D.C.	Independence
Walk-up		$506	$118	$(388)	-77%
No 7 Day AP data available

Walk-up fare: fare price the day of departure
7 Day AP: Fare purchased at least 7 days in advance

As more and more of Northwest’s markets become subject to LCC competition, this trend will continue.

C.                                    Legacy Carriers Are Reducing Their Costs To Be Competitive With LCCs

The cost-cutting efforts of most of the Legacy Carriers are works in progress, at various stages of completion.  US Airways, the only Legacy Carrier that has completed its transformation process, had a labor CASM (adjusted to Northwest’s stage length) of approximately 2.27 cents in the second quarter of 2005, and the merged America West/US Airways entity had a labor CASM (adjusted to Northwest’s stage length) of

(19)         ATA and Southwest fly under a code sharing agreement.

approximately 2.34 cents, making the combined entity highly competitive with the LCCs.  Similarly, Delta is imposing LCC-like costs on its largely non-union workforce, explaining that “[t]here is a new market emerging for pay levels in our industry, and it is being set by new entrants and restructured network carriers.”  Letter to Delta Employees from Beth Johnston, Senior Vice President for Human Resources (Sept. 22, 2005).  The Delta letter explained that its new labor cost structure must be competitive with the costs of the reorganized US Airways/America West, JetBlue, and AirTran, noting that “[i]n order to be a winner in our industry, our cost structure must allow us to compete head-to-head with these carriers.”  Id.  American, Continental, and United are also at varying points in their own transformation to LCC labor cost levels, with varying degrees of success.  All of the Legacy Carriers are moving in the direction of LCC-like labor costs.  It is the only way to survive in the competitive marketplace.  The labor costs structures of the Legacy Carriers of old, while perhaps of historical interest, are no longer relevant data points in the current competitive environment.

D.                                    Increased Price Transparency and Price Shopping Have Changed the Industry

The proliferation of Internet-based distribution channels such as Orbitz, Expedia and Travelocity has further intensified airline price competition by making it possible for travelers to quickly and easily compare fares across airlines at virtually no cost to the traveler.  In addition, websites such as Priceline.com and Hotwire.com, which allowed customers to bid for flights without initially revealing which airline would provide the service, further accelerated the transformation of air travel from a premium to a commodity service, especially for leisure travelers.

Moreover, online travel agencies, which traditionally targeted price sensitive leisure travelers as their main customer base, are now focusing on corporate travel.  Each of the three leading online travel agencies (Expedia, Travelocity, and Orbitz) has launched separate corporate travel websites, and “the business segment represents the next big growth opportunity for online travel agencies.”(20)

E.                                      High Yield Business Travel Has Declined

A significant decline in high-fare business traffic has further undermined Northwest’s ability to improve revenue.  As illustrated in Chart 5, the proportion of Northwest’s domestic passengers who purchased “premium” tickets (first, business and unrestricted coach) has fallen from 15.6 % in 1999 to 4.2% in 2005.(21)  Accordingly, Northwest is now even more dependent on travelers whose first priority is low price.

(20)         Expedia formed Expedia Corporate Travel in November 2002, Orbitz launched Orbitz for Business in 2003, and Travelocity launched Travelocity Business in April 2003.  See PhoCus Wright’s Online Travel Overview, Market Size and Forecasts, 2004-2006.

(21)         Based on first, business, and full coach and travel definition as defined in the US DOT DB1B database.

Chart 5:  Proportion of Northwest
Domestic Passengers Purchasing & Revenue From Premium Fares

Moreover, the decline in high-fare business traffic appears to be different than that experienced in previous cyclical downturns when business travel slowed but subsequently recovered to prior levels when the economy strengthened.  It now appears that the proportion of passengers willing to buy high yield tickets will not recover substantially.  As illustrated by Chart 6 below, average fares in some of Northwest’s highest revenue (i.e., business oriented) markets have declined dramatically since 1999, and have not recovered significantly in spite of a strengthening U.S. economy.

Chart 6:  Average Roundtrip Fares in
Select Northwest Markets

2005 Q1 Revenue Rank(22)	Market	Round-Trip Fare
		1999	2000	2001	2002	2003	2004	2005	% change
1	Minneapolis – New York	640	614	621	572	580	551	449	-30%
2	Minneapolis – Los Angeles	463	426	436	424	399	327	332	-28%
5	Detroit – Los Angeles	497	468	503	355	353	368	340	-32%
7	Minneapolis – San Francisco	542	520	530	504	466	479	402	-26%
10	Minneapolis – Chicago	332	328	263	297	239	267	246	-26%

Sources: U.S. DOT ODIB Database.

Note:  Data are from the first quarter of each year.

The decline in business travel has been exacerbated by increasingly aggressive LCC marketing targeted at the Legacy Carriers’ most economically valuable passengers – business and other passengers who value the convenience and flexibility of “walk-up” or unrestricted fares.  Although they competed in only a handful of the largest markets during the early 1990s, the LCCs are now competing for both leisure and business traffic in more than three-quarters of the largest domestic city-pair markets.  For example, JetBlue targets business travelers with low fares combined with a high level of in-flight amenities.  Other LCCs, including AirTran and America West, have also begun to more aggressively court business travelers with, among other things, first class cabins.(23)   Indeed, AirTran claims that corporate travelers have grown from 20% to 50% of its

(22)         Revenue rank determined by multiplying number of revenue passengers on route by average ticket price.

(23)         See, e.g., JetBlue Launches Corporate Booking Tool, JetBlue Press Release, June 28, 2004, AirTran Returns to All Full Size Boeing Jets with Business Class, AirTran Press Release, Mar. 5, 2004.

passengers over the past five years.(24)  America West’s merger with US Airways will accelerate this trend.

Business travelers (and corporate travel managers) are no longer reluctant to book travel on LCCs.  An Accenture survey of business travelers found that one-quarter of business travelers use LCCs as their primary airline, while 71% of respondents said that their use of LCCs would either increase or stay the same for the next six-month period.(25)

In summary, all indications are that business travel managers will continue to shift a sizeable proportion of business trips to LCCs and/or less expensive, restricted fares.  As summarized by the Association of Corporate Travel Executives:

Many travel managers among the Fortune 500 report that what had been a slow migration to non-refundable tickets by their travelers has turned into a double time march.  The use of [lower priced] non-refundable tickets has reached 57% of all tickets issued among the major corporations who participated in the Survey.  Business owners and employees at the other 9 million U.S. businesses are in open revolt, climbing over the fences airlines place around their low-fare offerings and purchasing all manner of Web and restricted airfares. (26)

The airline customer proposition, as it relates to business travelers, is permanently altered.

(24)        See “Low Cost airlines go up in the world: Business carriers are emulating their larger rivals by targeting business travelers and corporate travel,” Financial Times, August 4, 2004.

(25)         See “Customer Service Starting to Rival Frequent Flyer Miles for Business Travel”, Airline Business Report, August 16, 2004 and “Low-cost airlines go up in the world:  Business carriers are emulating their larger rivals by targeting business travelers and corporate travel,” Financial Times, August 4, 2004.

(26)         The Need for Domestic Airfare Structure Reform, Association of Corporate Travel Executives, 2002, Alexandria, Virginia.

III.                                 NORTHWEST’S CURRENT MODEL IS NOT SUSTAINABLE

As the airline industry has changed and LCCs have continued their growth, Northwest’s labor costs have remained significantly higher than its competitors.  The results have been predictable – Northwest has lost money.  From 2001 through the first half of 2005, Northwest lost $3.6 billion.(27)  In the first six months of 2005 alone, Northwest lost $716 million, more than what it lost in all of 2004.  Steenland Decl. ¶ 33.  After taking into account performance in the third quarter, Northwest’s year-to-date losses for 2005 will exceed a billion dollars.  Northwest’s unrestricted cash balances declined from approximately $2.5 billion at the beginning of 2005 to approximately $1.5 billion on September 14, 2005.  No company can continually lose money, especially at the levels Northwest has been experiencing, and stay in business.  Eventually it runs out of cash.

Northwest has tried to improve its cash balance by aggressively cutting non-labor costs and implementing business initiatives to preserve cash, including changes to insurance services, reduced product spending, reduced travel agent commissions, and facility closures.  These efforts alone have, however, been insufficient.  Northwest has a positive cash balance today only because it has borrowed heavily and sold assets.  Since 2001 Northwest has borrowed nearly $3 billion in non-aircraft related financing and has sold $1.4 billion in assets.  Today, Northwest has a debt burden of more than $14 billion, including $5 billion in off-balance sheet aircraft-related debt.  Id. ¶ 22.

While selling off assets, borrowing money, reducing non-labor costs and implementing certain labor costs savings initiatives have allowed Northwest to avoid a

(27)         Pre-tax losses excluding unusual items.

bankruptcy filing until now, these actions do not constitute a viable long-term strategy.  Northwest’s cash position is becoming increasingly precarious.  Moreover, the next six months are traditionally the worst in the highly seasonal airline industry with the result that Northwest’s cash burn will accelerate sharply.  For Northwest to remain a viable entity, it must address its above-market labor costs now.

IV.                                NORTHWEST’S LABOR COSTS ARE OUT OF LINE WITH ITS COMPETITION

A.                                    Northwest’s Labor Costs Are the Highest in the Industry

Northwest’s efforts to reduce its labor costs have been largely unsuccessful.  Northwest’s stage-length adjusted unit labor cost per available seat mile (“CASM”) is the highest in the industry and substantially higher than the LCCs’.  See Chart 7.  Labor costs are the single largest cost component for Northwest, accounting for almost one-third of total operating expenses during the first half of 2005.

Chart 7:  Labor CASM 2Q05

Stage Length – Aircraft Miles / Departures;  All figures stage adjusted by labor group to NW stage of 948 miles

Mainline CASM based on SEC 2Q05  Northwest’s CASM includes freighters.

Although labor costs are a function of more than simply pay scale or salaries, Northwest’s average earnings and total compensation are also among the highest in the industry.  The average cost of compensation (wages plus benefits) for a Northwest employee is almost $100,000 per year.  Northwest’s average pilot compensation and benefit costs are 39% higher than average pilot compensation and benefit costs at the LCCs.  The average flight attendant compensation and benefit costs at Northwest are 45% higher than average flight attendant compensation and benefit costs at the LCCs.  In 2005, the average compensation and benefit costs for Northwest’s employees was 62% above the average employee compensation and benefit costs paid by LCCs.  See Chart 8.

Chart 8: Average Employee Compensation/Benefit Costs 2005

It should be noted that the employee compensation costs for Delta and the other Legacy Carriers are a “moving target,” and will be moving down as the Legacy Carriers are in the process of reducing, or have already reduced, employee compensation and may move even lower.  Delta has announced efforts to reduce employee compensation to LCC levels and Continental has identified the need to further reduce its flight attendant costs.  US Airways’ costs are now already lower than the first quarter data used for purposes of Chart 8, and as new data becomes available, US Airways will be moved into the LCC column for purposes of comparison.  Employee cost reductions have been the trend among Legacy Carriers since 2001 and there is no reason to doubt that this trend will continue.

In comparison to the LCCs, restrictive work rules limit the productivity of much of Northwest’s workforce and thus increase Northwest’s labor costs.  For example, Southwest, JetBlue, USAirways/America West, and AirTran pilots fly, on average, an estimated 20% more “block hours” per month than Northwest’s pilots.(28)  Similarly, flight attendants for the same four airlines fly, on average, an estimated 14% more block hours per month than Northwest’s.  With respect to the IAM, its CBA greatly restricts Northwest from hiring part time personnel with the result that many employees are paid for significant time when they are not doing any productive work.  The LCCs have no such restrictions.

While it is true that Northwest’s labor costs are higher than LCCs in part because its workforce is more mature than the workforce at the LCCs, and its employees have earned seniority increases through the years, this fact does not change the reality that Northwest’s labor costs are not competitive and must be reduced.  There is no relationship between the level of seniority at an airline and the willingness of that airline’s passengers to pay higher fares.

(28)         “Block hours” are the hours actually spent by pilots and flight attendants between “push back” of the aircraft and “arrival” at the end of the flight.  Pilots and flight attendants receive pay for hours worked in addition to block hours.  Because of its union work rule restrictions, Northwest pilots and flight attendants work far fewer “block hours” per month than do competitors at the LCCs, whether measured as an absolute number, or as a percentage of total paid hours.  The ratios of paid hours to block hours is a measure of the productivity of pilots and flight attendants.  A higher ratio reflects lower productivity.

Northwest already has been able to achieve some labor cost savings through the cost reductions for its management and non-union employees, its pilots, and the imposition of new contract terms on the mechanic workforce.(29)  See infra section V.D.  These labor cost reductions, while helpful, are far short of what is needed for Northwest to be a successful and competitive company.

B.                                    Northwest’s Pension Costs Are Much Higher than Those of the LCCs

Northwest incurs substantial costs for pension benefits.  Northwest maintains three tax-qualified defined benefit pension plans (the “Plans”) each of which is covered by the pension plan termination insurance program established under Title IV of ERISA, 29 U.S.C. §§ 1301-1461.(30)  Under the Internal Revenue Code (“IRC”) and ERISA, Northwest incurs certain minimum funding obligations to the Plans each year.  See IRC § 412; 29 U.S.C. § 1082.  Northwest also has two non-tax qualified excess pension plans, one for the pilots and one for management employees.

Due to declines in the stock market, historically low interest rates, and benefit increases, the Plans went from a surplus in 2000 to a deficit of at least $3.8 billion in 2005.  Northwest’s estimates of the minimum funding contributions to the qualified Plans, based on current actuarial and other assumptions, are approximately $420 million for 2005, $800 million for 2006, and $1.7 billion for 2007.  Steenland Decl. ¶ 25.  In contrast to Northwest’s pension costs, the LCCs generally have no costs for defined

(29)         After AMFA went on strike, Northwest unilaterally implemented new terms and conditions of employment for those workers, which are expected to generate cost savings of $203 million per year.

(30)         Northwest has one tax-qualified defined benefit plan for the pilots, one for all other unionized employees, and one for management and non-union employees.

benefit pension plans because they simply do not provide them.  Instead, if they offer pensions at all, they offer defined contribution plans pursuant to which they provide contributions generally similar to the levels offered under Northwest’s Section 1113 Proposals.

As is described further below, Northwest is participating in efforts to obtain legislative relief with respect to pension plan contributions, in an attempt to save the pension plans, rather than to terminate them.  If Northwest can obtain sufficient pension relief, soon enough, and can avoid additional materially adverse business developments, it intends to do its best to preserve the pension plans.  If it cannot, termination of the defined benefit qualified plans and/or non-qualified excess pension plans may become inevitable.  Northwest must ensure that the cost and cash flow ramifications of freezing, rather than terminating, the current defined benefit pension plans, plus the cost of the new defined contribution plan, do not put it at a competitive cost disadvantage, so that it is capable of emerging from bankruptcy as a successful carrier.

V.                                    NORTHWEST’S PLAN WILL ENABLE IT TO COMPETE IN THE CHANGED INDUSTRY.

A.                                    Northwest Has the Strength to Succeed

1.                                       Northwest Has Strong Core Assets

Once Northwest has achieved its restructuring goals, including reducing over-market aircraft leases, reducing over-market debt costs, restructuring its balance sheet, and making the necessary labor cost reductions described below, Northwest’s many strengths, which traditionally have enabled it to achieve a revenue premium, will enable it to compete effectively in the industry.

Northwest’s strengths include the fact that it has a global network stretching from Europe to Asia and is one of the largest carriers between the U.S. and Japan.  Steenland Decl. ¶ 36.  Northwest also participates in a joint venture with KLM, and alliances with Continental and Delta.  Northwest’s participation in the SkyTeam alliance(31) broadens the scope for Northwest’s customers to more than 130 countries, 684 destinations, and 15,207 daily flights.(32)  These alliances allow Northwest to offer customers more flights to more destinations, and enhanced services such as more airport lounges, easy connections, and more fare options.

Northwest’s hubs serve large markets, have a high mix of business travel, are single carrier hubs in which Northwest has a large market share, and are geographically ideal to serve Northwest’s core market – the Heartland. (33)  Id. ¶ 35.  Northwest has first class facilities – many of the terminals at its hubs are new or newly-modernized – and it does not face gate or runway constraints at any of its hubs.  Id. ¶ 42.

2.                                       Northwest Is Modernizing Its Fleet

Between 2001 and 2005, Northwest and its affiliates have taken delivery of over 200 new aircraft, while retiring two fleet types.  In addition, Northwest recently signed an agreement with Boeing to serve as the North American launch customer for Boeing’s new 787 aircraft.  These aircraft offer the latest in fuel efficiency and passenger comfort.

(31)         SkyTeam is a global airline alliance between Northwest, KLM, Continental, Delta, Air France, Alitalia, Aeromexico, CSA Czech Airlines, and Korean Air.

(32)         Updated as of Summer 2005.

(33)         The Heartland comprises the following states: Montana, North Dakota, South Dakota, Nebraska, Kansas, Minnesota, Iowa, Missouri, Michigan, Wisconsin, Illinois, Indiana, Ohio, Kentucky, and Tennessee.

The 787 agreement includes 18 firm orders for delivery between 2008 and 2010, and options on an additional 50 aircraft.  These 787s will replace Northwest’s B747-200 and DC10 aircraft, as well as provide for additional growth in Northwest’s Pacific markets.  Id. ¶ 40.  Northwest also has agreements with Airbus to acquire 15 additional A330 aircraft, which will be used to replace less efficient, older generation aircraft currently used in international service.

3.                                       Northwest Is the Technology Leader

Northwest enjoys the number one website in the industry and has implemented electronic tickets for 95% of its passengers.  Internet ticket sales account for 32% of ticket sales, by dollar, and Northwest has almost twice the number of airports with self-service kiosks as its nearest competitor.  Steenland Decl. ¶ 43.  Increased use of Internet ticket sales and self-service check-in provides significant savings in distribution costs, as well as passenger service costs.

4.                                       Cargo Operations Add Value

Northwest is the only U.S. passenger carrier with a dedicated freighter fleet, generating approximately $900 million in annual revenue from its cargo operations.  Northwest has the second highest share of the trans-Pacific cargo market, higher than Federal Express or UPS.  Id. ¶ 39.  These assets will provide a significant benefit towards maintaining the vitality of the restructured company.

B.                                    Northwest Has Already Taken Steps to Reduce Costs and Increase Revenue

Northwest has long had a reputation for aggressively reducing non-labor costs.  Many of its non-labor costs are already at market levels.  Moreover, Northwest has been in the process of cutting costs even further to compete with the LCCs.  Since 2001, Northwest has pursued 11 rounds of expense reduction and revenue enhancement initiatives.  These were efforts beyond the company’s normal “best of class” approach in maximizing revenues and minimizing costs.

For example, in March 2001, in response to emerging weakness in the industry, Northwest implemented its first round of special cost savings and revenue enhancement initiatives.  These efforts resulted in approximately $157 million in savings and improvements.  The measures included, among other things, reducing advertising expenses, removing meals from flights, and eliminating or reducing travel agent commissions.  Northwest also increased its ticket change fee and modified certain services to increase revenue.

In June 2001, Northwest implemented a second round of initiatives that produced approximately $90 million in savings.  To achieve these savings, Northwest further reduced discretionary spending, grounded aircraft, reduced training expenses, and implemented additional fees.

After the attacks of September 11, 2001, the airline industry experienced even greater contraction in demand and Northwest responded with further efforts to identify new cost saving measures.  In its third round of initiatives, implemented in September 2001, Northwest realized approximately $223 million in savings through, among other things, additional reductions in meals and amenities, reductions in information technology spending, and reductions in headcount.(34)

Northwest’s fourth round of initiatives was put into place as part of the December 2001 budget process and achieved savings of an additional $222 million.  Northwest eliminated certain travel agent and freight commissions, grounded additional aircraft, and further reduced food and beverage expenses.

In its fifth round of initiatives in June 2002, Northwest produced approximately $397 million in additional savings and revenue improvements.  These savings included closing its Atlanta aircraft and engine maintenance facility, changing its group insurance plan, minimizing insurance expense, and reclaiming parts.  Northwest also increased excess luggage fees, ticket change fees, and service fees.

In December 2002, in its sixth round of initiatives, Northwest identified approximately $108 million in additional savings and revenue improvements.  These measures included non-union payroll reductions, insurance modifications, modifications of employee travel privileges, and a further increase in the excess luggage fee.

In March 2003, in its seventh round of initiatives, Northwest made reductions and revenue improvements totaling approximately $77 million annually.  These included a $10 million dollar cut to management costs by reducing headcount and cutting passenger meal service even further.  Northwest also achieved savings through additional cancellations and reductions of travel agent commissions, implementing a program of

(34)         Northwest was also a key player in seeking legislation that provided some fiscal relief to the airline industry after the September 11 attacks.  Northwest received more than $400 million from the federal government as part of the Air Transportation Safety and System Stabilization Act.

using parts from retired aircraft, and pursuing a variety of smaller cost reductions.  These smaller initiatives included changes to shipping policies, reducing lease expenses, and renegotiating rental rates.

In December 2003, Northwest identified yet another program of cuts and revenue enhancements as part of its eighth round, totaling approximately $104 million.  These included increases in revenue by changing aircraft types used for charter service, increasing fares for unaccompanied minors, and further increasing fees for excess baggage.  This round of initiatives also cut expenses by closing the Detroit reservation and call center with savings of almost $4 million, and over $56 million in savings by, among other things, implementing engine lease initiatives that avoided engine overhaul expenses and negotiating fee rate reductions for aircraft.  Northwest implemented a number of other smaller cost savings initiatives, including reducing hotel rates for crew and cutting costs for ticket supplies.

In its ninth round of cost cutting, in June 2004, Northwest found savings worth approximately $23 million.  These included imposing reservation booking fees and additional cargo fees that together produced a nearly $17 million increase in revenue.

In the tenth round, in December 2004, Northwest implemented approximately $162 million in cost reductions and revenue improvements.  Northwest increased its use of parts from retired and grounded aircraft, reduced certain landing fees, reduced training, and further reduced food and beverage service.

As part of its eleventh and most recent round, in January 2005, Northwest identified an additional $25 million in savings.  These efforts included reducing coach-class food on remaining North America flights for approximately $10 million in savings.

Northwest also reduced service recovery compensation and imposed additional fees and pass charges.

All told, these initiatives resulted in reduced costs and improved revenues of approximately $1.7 billion.(35)  As significant as these measures have been, they merely delayed the day of reckoning for addressing what are now the highest labor costs in the industry.  It is now apparent that the cost savings to date fall well short of the cost reductions that will be necessary to make Northwest viable in the new economic climate facing the company.

C.                                    Northwest Is Continuing to Reduce Non-Labor Costs Through the Tools Available to it in the Chapter 11 Process

In the Chapter 11 process, Northwest will further reduce its non-labor costs to the extent possible.  Using the powers available under Chapter 11, Northwest will strive to ensure that no costs are at above-market levels.  In this context, reduction in labor costs will only represent a portion of total costs reductions.  For example, Northwest will ease the debt and lease burdens associated with many of its aircraft.  Through the bankruptcy process, Northwest will be able to evaluate its fleet needs on a fresh basis, reduce its fleet size to accurately meet market demand, and renegotiate above-market leases.  Northwest has already started the process of returning 13 airplanes and has identified over 100 additional planes as potential candidates for return.  Although the actual fleet size will depend on a number of factors, Northwest currently estimates that the overall size of its

(35)         This total includes approximately $1.04 billion in annual savings, as well as one-time items worth approximately $665 million.  Included in the annual savings is approximately $184 million in salaried employee cost savings achieved through reductions in salary, incentive pay, and headcount, as described below at section V.D.

fleet may be reduced by approximately 15%.  Moreover, Northwest will continue to look for opportunities to simplify and upgrade its fleet to implement a more efficient business model to continue to deliver superior choice and service to its customers.

The bankruptcy process also will allow Northwest to shed additional unproductive assets and convert certain debt to equity, creating a stronger balance sheet consistent with long term profitability.  In addition, Northwest is aggressively undertaking vendor initiatives to bring all costs to market levels.  These additional non-labor cost savings, together with the necessary labor savings described below, will allow Northwest to emerge as a strong and competitive airline.

D.                                    Northwest Has Already Reduced Pay and Benefits of its Non-Union Employees and Will Implement Further Reductions

With respect to management and other salaried employees, Northwest already has made, and continues to make, significant permanent cost reductions.  Since 2001, Northwest has implemented payroll cost savings of approximately $184 million on management and other non-union employees.  This includes reducing annual incentive pay, deferring and reducing salary increases, reducing headcount by more than 1,100 management and salaried employees, and implementing across the board salary reductions for management employees as part of the Bridge Agreement with ALPA in late 2004.

As part of the Bridge Agreement, management imposed $35 million in annual cuts on all salaried employees, including reductions to both salary and annual incentive pay resulting in a 19% to 21% compensation cut for officer level and above.  Northwest also froze its defined benefit pension plan for all salaried employees and increased the required salaried employees’ contributions for medical and dental benefits.  As a result of these cost-cutting measures, management and other salaried employees have been doing the same amount of work with fewer people at lower pay.

These efforts have had a real impact on Northwest’s management attrition rates, which have more than tripled since 2001.  This increase in attrition provides a clear signal that Northwest’s management compensation levels are falling below relevant market levels.  In 2005 alone, 10 officers have departed Northwest.  Furthermore, since 2001, Northwest has eliminated 28 officer positions, going from 68 officers to 40.

Northwest also will be implementing additional pay and benefit reductions for management and other salaried employees, resulting in another approximately $36 million in annual savings.  These include, among other things, a base salary pay cut for officers, a pay reduction for employees below officer level through cancellation of 2005 salary merit increases that were scheduled to go into effect October 1st of that year, a corresponding reduction in annual incentive pay, a reduction in long term incentive plan pay, an additional increase in employees’ share of medical premiums, elimination of floating holidays, and limiting vacation and sick accruals.  In combination with the reductions already made as part of the Bridge Agreement, when these additional cuts have been completed, cash compensation to officers, including salary and incentive pay, will have been reduced by 31% to 40% since December 2004.  Management employees also have seen material reductions in stock-based compensation; these reductions are not valued in the “ask” chart, Chart 9.

In addition to these permanent salary reductions, Northwest plans to implement additional temporary cuts for management and other non-union employees in the amount of 5% of salary that will continue until the company emerges from bankruptcy.  These pay reductions will produce an additional $13.8 million in cost savings on an annualized basis.  It will be necessary, however, for Northwest to continue monitoring competitive compensation levels for its management and salaried employees to ensure that it can continue efficient and effective operation of the airline.

E.                                      The Remaining Step: Reduce Contract Labor and Benefit Costs

In addition to strengthening its balance sheet and renegotiating its aircraft leases, the key remaining element in Northwest’s effort to become more competitive is a reduction in labor costs.  Northwest is seeking overall reductions as follows:

Chart 9

Total Labor Cost Reductions Needed

($ Millions)

Work Group	Savings Achieved	Savings Ask		Total Cost Savings

ALPA	250	361.8	(36)	611.8
AMFA	203	—		203
IAM		190.4		190.4
PFAA		195		195
ATSA		2.25		2.25
TWU		1.5		1.5
NAMA		.16		.16
Management / Non-union	35	36		71
Internat’l/MLT/Other	4	6		10

Post Retirement Medical		~80		~80	(37)

Total	$492	$873.11		$1365.11	(38)

In formulating its Section 1113 Proposals, Northwest has set out goals for the net amount of savings needed from each labor group in order to achieve overall competitive labor costs.  But, as Northwest has told the Unions repeatedly, the allocation of cost savings between wage reductions, benefit reductions, and productivity changes is

(36)         This represents an average cost savings level from 2007 through 2010.  Because of the ramp up costs, the average annual savings from 2006 through 2010 is approximately $358 million.

(37)         The $80 million estimate includes anticipated savings with respect to both active employees and current retirees.  For current retirees, Northwest reserves the right to file a motion under section 1114, if necessary.

(38)         As Northwest has explained to the Unions and in this Application, its objective is to achieve competitive labor costs and work rules so that it can transform itself into a viable airline in the new industry environment.  Applying these principles produces estimated cost savings of approximately $1.4 billion, based on a “steady state” level of operations.  If operations are reduced, the actual savings that will be produced by the proposed changes will be less than the $1.4 billion “target.”

negotiable.  In setting a target for its labor costs, Northwest seeks total labor costs as defined by the competitive market.  Northwest drew from a number of competitive models, including from the new US Airways/America West model because (i) that airline has most recently transformed itself to a new LCC hub-and-spoke carrier, (ii) the merged carrier operates an airline that has a generally similar size to Northwest, by a number of metrics, such as fleet size, cities served, ASMs, and the like, and (iii) the merged carrier was successful in completing its reorganization and attracting new equity capital.

Northwest estimates that its post-restructuring labor CASM will be approximately 2.6 cents, provided that it achieves labor cost savings of approximately $1.4 billion, freezes of its defined benefit plans, and institutes a 5% defined contribution plan which would take effect on Northwest’s emergence from bankruptcy.

Chart 10:  Labor CASM With Savings

Stage Length – Aircraft Miles / Departures;  All figures stage adjusted by labor group to NW stage of 948 miles

Mainline CASM based on SEC 2Q05

These labor cost savings will allow Northwest to be competitive in the market.  With these changes, Northwest believes it can succeed.(39)

F.                                      Proposals to the Unions

Northwest proposes labor cost reductions for all the Unions, consisting of seven common elements:  1) pay rate reductions; 2) work rule changes; 3) elimination of artificial restrictions on business decisions; 4) a freeze of defined benefit pension plans, if adequate pension legislative relief is obtained, and implementation of a 5% defined contribution plan effective on emergence from bankruptcy;(40) 5) increased employee health insurance contributions; 6) a profit sharing plan; and 7) contracts that will remain in place until December 31 of the fourth calendar year after emergence from bankruptcy.  These are described below. (41)

1.                                       Pay Reductions

As described above, Northwest’s wages are too high for the competitive market.  Northwest has proposed to reduce current pay as appropriate for each of its Unions.  In each case, the goal is to achieve a level of pay consistent with market competition.  For pilots, the base pay reduction is an average of 28.4%.  With respect to flight attendants, the base rate of pay would be reduced on average by 17.5%.  For members of the IAM, the wage reduction ranges from 5% to 12.5%, and for certain job classifications at certain

(39)         Northwest’s labor CASM is projected based on a GAAP basis.  From a cash flow standpoint, the costs would be higher, due to the funding of deficits in the defined benefit plans.  If Northwest’s assumptions regarding the cash flow impacts of legislative relief relating to pensions are not achievable, additional cash savings in some form would become necessary.

(40)         If timely and adequate pension legislative relief is not obtained, Northwest will be forced to seek termination of its qualified and/or non-qualified defined benefit pension plans.

(41)         Attached as Appendices A through F are the specific pay reduction and work rule changes that Northwest proposed to each Union.

stations, wage reductions sufficient to be competitive with outsourcing opportunities.  For TWU, NAMA, and ATSA, the base pay reductions are 5.5%, 5%, and 10% respectively.  Each of these changes would bring the Northwest workforce closer in line with the competitive market.

Furthermore, Northwest proposes to reduce certain pay “premiums” that are inconsistent with competitive market rates.  For example, Northwest plans to eliminate premium pay for international flying for both pilots and flight attendants.  In addition, under the current PFAA CBA, flight attendants receive additional compensation when a flight has fewer flight attendants than the “minimum” specified in the CBA (referred to as “short crew compensation”).  Minimum staffing levels in the CBA, however, were based on an outdated model when Northwest had full meal service on its flights.  Since meals have largely been eliminated, Northwest must either pay a penalty or overstaff its flight to meet the CBA “minimums.”  Northwest’s proposal would eliminate this fee and allow Northwest to staff its flights in compliance with the FAA staffing requirements without paying a penalty.

With the proposed pay reductions described above, and the additional detailed provisions of each “ask”, Northwest’s employees will have pay levels on par with its competitors.

2.                                       Change Work Rules to Increase Productivity

Under Northwest’s CBAs, Northwest is burdened with a significant number of work rules and practices which limit the productivity of its work force and require more employees than would otherwise be needed.  The extent to which additional productivity gains can be achieved varies by CBA.  As a general matter, Northwest would prefer to increase productivity rather than to reduce pay.

For example, Northwest proposes to increase the monthly maximum paid hours for pilots from its current level of 81 hours to 89 hours for widebody and 757 aircraft and 95 hours for narrowbody aircraft.  This would bring pilot monthly maximum hours in line with those at the reorganized US Airways, JetBlue, and AirTran.  Similarly, Northwest will increase the monthly maximum paid hours for flight attendants from 80 hours to 95, a level competitive with the LCCs.

Northwest also seeks to reduce the pay to block hour ratio for pilots from 1.57 to 1.42, and for flight attendants from 1.30 to 1.22.  The lower the ratio of pay to block hours, the more efficient the carrier operates because it is not being forced to pay for as much time when employees are not actually operating the aircraft.  See supra n. 28.  These efforts will move Northwest in the direction of — but not all the way to — LCC pay to block hour ratios.

The IAM CBAs also have restrictions that limit or in some cases prohibit Northwest’s use of part-time workers.  Northwest’s proposal abolishes these inefficient restrictions on productivity.  For example, the IAM CBAs currently require Northwest to lay off part-time employees at a location before laying off any full-time employees, regardless of what the location’s flight schedule would dictate.  The IAM CBAs also limit the number of part-time employees Northwest can staff at each of its locations.  The result is that Northwest must use full-time shifts when staffing cities with only one morning departure and one evening departure.

3.                                       Remove or Limit Artificial Restrictions on Business Decisions

Many provisions in the CBAs impose artificial restrictions on Northwest’s ability to make and implement sound business decisions for business reasons, e.g., to reduce costs and to respond to changed market conditions.  These include: (i) restrictions on outsourcing; (ii) restrictions on use of regional jets; (iii) restrictions on code sharing and alliances; and (iv) restrictions on successorship and partial transfers.

(i) Restrictions on Outsourcing:  The CBAs contain numerous restrictions on Northwest’s ability to outsource business functions to third party vendors, regardless of whether it is prudent and cost-effective to do so.  There is a very active and competitive marketplace of support services for airlines at costs dramatically lower than the in-house costs at Northwest.

For example, under its CBAs, Northwest is unable to staff cost-effectively its international flights with flight attendants originating out of international cities and thereby incurs unnecessary costs.  Although Northwest maintains several flight attendant bases throughout Asia, the PFAA CBA restricts the use of these employees on international flying.  Northwest suffers both because of increased labor costs and because it is unable consistently to offer service in the native languages of its customer mix.  Among other things, the “ask” to PFAA would allow Northwest to use non-PFAA seniority list flight attendants on 100% of its Amsterdam to India flights and on 75% of Trans-Pacific and Trans-Atlantic flights and would eliminate or reduce PFAA positions on flights within international regions.

Furthermore, as part of its creation of a new feeder carrier (“Newco”), as described below, Northwest proposes to have the ability to use non-PFAA seniority list flight attendants on all 100 seat or less aircraft, regardless of who operates the aircraft.  Northwest anticipates that Newco would have a new ALPA CBA and not be subject to the current restrictions in the ALPA contract.

In the IAM proposal, Northwest has proposed outsourcing the equipment service employees (i.e., baggage handlers) at spokes and gateways, or achieving equivalent labor cost reductions, for a total value of $39.2 million.  Similarly, Northwest has proposed outsourcing customer service agent responsibilities at its spokes, or seeking equivalent pay reductions, for a total value of almost $17 million.

Achieving market rates of pay for these positions, and other outsourcing efforts set forth in the ask, will bring Northwest closer to competitive labor costs.

(ii) Restrictions on Use of Regional Jets:  The ALPA CBA severely restricts Northwest’s ability to use smaller regional jets with its regional partners, including Mesaba and Pinnacle, putting Northwest at a severe disadvantage to LCCs and other Legacy Carriers.(42)  For example, subject to certain limited exceptions, the ALPA CBA prevents Northwest from having its regional partners fly aircraft larger than 55 seats.  In addition, the ALPA CBA caps the number of 50-seat jets that Northwest can use at its regional partners to a current maximum of 104, subject to certain adjustments depending on the size of its mainline fleet.

Northwest’s traditional competitors no longer have these restrictions and have been using large numbers of regional jets at their commuter partners in an effort to offset

(42)         Each of the Legacy Carriers typically uses “regional partners” or affiliates to fly smaller planes on shorter routes.  These regional partners are typically less expensive and more efficient to use because they are not subject to the same work and pay rules and restrictions contained in the Legacy Carriers’ CBAs.

the cost advantages of the LCCs.  For example, American, United, Continental, and Delta have no restrictions on the number of 50-seat jets that they can use at their regional partners and their regional partners are allowed to use a significant number of 70-seat jets.  US Airways has very broad ability to use both 50 and 70-seat jets at regional partners (as well as larger planes).

In contrast, as noted above, Northwest’s ability to do the same with its regional partners is greatly hindered by the restrictive scope clause in the ALPA CBA.  Northwest’s proposal would, among other things, eliminate these inefficient restrictions on its use of regional partners.  Furthermore, Northwest proposes to establish a separate new feeder carrier that would operate aircraft of up to 100 seats.  There would be no numerical or use restrictions on Newco aircraft.  These changes will allow Northwest to better compete in the industry through efficient utilization of aircraft and resources.

(iii) Restrictions on Code-Sharing and Alliances:  The ALPA CBA also contains restrictions on Northwest’s ability to generate revenue by means of code-sharing and marketing alliances with other air carriers.  Allowing other carriers to share Northwest’s “NW” designator code for reservations and ticketing permits Northwest to have a presence in, and the benefit of connecting traffic to its flights from, markets in which actual flight operations by Northwest are not economic.  Removal or narrowing of such restrictions has become the norm for carriers in bankruptcy and is necessary for Northwest to compete effectively.

(iv) Restrictions on Successorship or Partial Transfer of the Company:

The ALPA CBA contains very restrictive provisions which limit the ability of Northwest to make appropriate and timely business judgments regarding the sale and transfer of assets. For example, if Northwest concludes that it is necessary to put a portion of its business up for sale, ALPA has the right under the current CBA to insist upon (1) re-negotiation of the CBA under the drawn-out provisions of the Railway Labor Act, or (2) unilaterally extending the existing CBA’s terms for three years, either of which could make it impossible for Northwest to conclude the needed transaction on timely or economically sound terms.  Many of Northwest’s competitors are not subject to such limiting “successorship” language in their labor agreements. Northwest’s proposals in this area provide it with considerably more flexibility, while at the same time providing Northwest’s pilots with job protections comparable to its successful competitors.

4.                                       Freeze Defined Benefit Pension Plans; Adopt New Defined Contribution Plans

Northwest currently faces unfunded pension liabilities of approximately $3.8 billion, of which almost $3 billion is due between 2005 and 2007.  Changes in interest rates could make this staggering number go even higher.  Northwest hopes to avoid the model of other Legacy Carriers, which have terminated their defined benefit plans during bankruptcy.  To that end, it has taken the lead among industry participants in attempting to find a workable legislative solution to the pension plan crisis.  Northwest has been working with its unions, particularly ALPA, in developing new legislation which would establish a realistic amount of time to cure funding shortfalls.  See Steenland Decl. ¶ 26.

If this legislative relief arrives on time, at a sufficient level of relief, and Northwest can avoid other adverse economic events in its business environment, Northwest proposes to “freeze” its underfunded defined benefit plans, thereby preserving all vested benefits for current and future retirees.  In order for this legislation to have the effect of preserving the frozen pension plans, Northwest must also realize a competitive cost structure and have the ability to attract new financing to successfully exit bankruptcy.  However, if this relief does not materialize, arrives too late, is insufficient, or Northwest suffers adverse economic circumstances on other fronts, Northwest may seek to terminate its defined benefit qualified pension plans and/or non-qualified excess pension plans.

Northwest proposes in place of defined benefit plans, to offer a defined contribution plan for all Union employees at 5% of wages, or plans that are of equivalent cost to Northwest, effective on the company’s emergence from bankruptcy.  This new defined contribution plan would be comparable to those offered by the LCCs.

5.                                       Employee Benefits

Northwest seeks to equalize employee benefits though a common company-wide program.  Northwest proposes to change medical insurance coverage contributions, deductibles, and monthly premiums by requiring greater employee contributions to the premiums and to bring those costs in line with the competition.  All employees will have the same benefit plan under this proposal and all will be required to pay 25% of the monthly costs.  Northwest’s proposal for standard benefits for all employees is designed to achieve several objectives:  (i) to reduce and control rising costs,(43) (ii) to provide benefits that are comparable to benefits provided by leading companies in the Fortune

(43)         The total cost of all of Northwest’s health, dental and prescription drug plans in 2005 is approximately $321 million, or $9,106 per employee.

500; and (iii) to reduce the costs inherent in administering the multitude of plans now available to Northwest employees.

Northwest also proposes to change the payment of costs for medical benefits for current and future retirees.  For current retirees, the proposal is to have a 50/50 cost sharing, so that retirees will be responsible for 50% of their costs, while Northwest will pay the remaining 50%.  Retiree medical benefits after the age of 65 will be eliminated for the group that currently is entitled to receive them.  For current retirees, Northwest reserves the right to file a motion under section 1114 to reduce their retiree medical benefits if necessary.  As noted in Chart 9, supra, these retiree medical savings from active employees and current retirees are expected to produce savings of approximately $80 million annually.

6.                                       Profit Sharing

In an effort to “Share the Upside,” Northwest proposes that all employees of Northwest will share in Northwest’s future success through a profit sharing program.  When Northwest has earned an annual pre-tax income in excess of $1 million, the Plan will pay out 10% of that total income (e.g. $100,000 or more) with no cap.  Any payout would be distributed as a uniform percentage of employee wages.  While Northwest has no choice but to be realistic and prudent in its projection of future costs and revenues, profit sharing provides assurance to all employees that if those projections are exceeded, all employees will share in the resulting prosperity.

7.                                       Duration

In order to provide a basis for reorganization, Northwest’s labor cost restructuring must have a duration long enough to allow time for a full recovery of Northwest’s financial strength.  Northwest has proposed a term to expire on December 31 on the fourth full calendar year after its emergence from bankruptcy.  Competitive labor costs that are in place for a meaningful period after emergence will be a major factor in attracting exit necessary exit financing.  Northwest also believes that a permanent restructuring of labor costs is necessary because the airline industry is experiencing a fundamental change, not merely a cyclical downturn.

VI.                                NORTHWEST’S SECTION 1113 NEGOTIATIONS

A.                                    Overview of Prepetition Negotiations with the Unions

Since the events of September 11, 2001, Northwest has actively negotiated with its Unions to find a solution to its deteriorating financial situation.  In the last quarter of 2001, Northwest reduced its flight schedule by nearly a fifth and furloughed between 10% and 20% of each of its labor groups.  By the Fall of 2002, the hoped-for recovery in air travel had not materialized and Northwest’s financial condition was worsening in spite of several rounds of non-labor cost-saving measures.

Faced with an increasingly dire financial outlook, Northwest sought to engage its Unions in a dialogue with the goal of further reducing its labor costs, as nearly all of its Legacy Carrier competitors were doing.  In the last quarter of 2002, Northwest made six separate presentations to the Northwest Labor Advisory Committee (“LAC”), a group comprised of the leaders of Northwest’s Unions.(44)  These meetings continued from 2003 to the present.

(44)         PFAA’s predecessor, IBT, participated in the LAC meetings until it was replaced by PFAA.  Because PFAA refused to sign the confidentiality agreement, it did not participate after 2003.  AMFA also chose not to attend the LAC meetings.

During this same three year period, Northwest met separately with the leadership of each of its Unions to explain Northwest’s situation and to propose specific cost-reduction targets for each one.  During this process, Northwest shared detailed financial information with each of its Unions (with the exception of PFAA and AMFA, until these two finally signed the confidentiality agreement), opened its books and records for review by union financial advisors, and pledged to answer any questions about its financial affairs.

Unfortunately, none of Northwest’s Unions would agree to labor cost reductions during 2003, even as Northwest’s financial condition deteriorated in the face of the Iraq war and the SARS epidemic and Northwest was forced to furlough additional employees.  ALPA, while open in principle to cost reductions, proceeded slowly.  PFAA flatly refused to change its contract until it became open for collective bargaining in late 2004.  IAM asserted that its members should not be the first to sacrifice.

As Northwest’s financial crisis deepened, the total labor cost savings needed has grown.  When Northwest first presented its requested labor cost reductions to the Unions in January 2003, it sought $950 million in total reductions.  In the Spring of 2005, and as a result of continuing losses, deteriorating revenue performance, and continuing increases in fuel prices, Northwest reevaluated its target labor cost savings at $1.1 billion.  Steenland Decl. ¶¶ 28-29.  At the time of that request, Northwest reviewed with the Unions the assumptions underlying the $1.1 billion request and advised them that, if the assumptions, especially as to fuel prices, proved too optimistic, it would need to increase its cost savings request.  In light of Northwest’s continuing and increased losses, the growing pressure from the LCCS, as well as the drastic increase in fuel costs in 2005,(45) Northwest informed its Unions that it now required labor cost reductions of approximately $1.4 billion.

B.                                    Prepetition Negotiations/Agreements with ALPA

In the Spring of 2004, ALPA’s Master Executive Council finally authorized substantive negotiations with Northwest about reductions in pilot labor costs.  After much discussion, ALPA and Northwest reached agreement on a short-term Bridge Agreement in December 2004.  As part of the Bridge Agreement ALPA agreed to $250 million in annual cost reductions from 2002 levels.(46)  The reductions included both wage reductions and an agreement that pilots would pay 20% of the contractual medical insurance premiums, a requirement that also was imposed on management and non-union employees.  ALPA candidly acknowledged that the Bridge Agreement was an interim step to be followed by further pilot labor cost reductions once the other Northwest unions agreed to labor cost reductions.  Toward that end, the ALPA agreement is amendable at the earlier of December 2006 or the date on which Northwest obtains labor cost reductions from its other unions.  ALPA agreed to negotiate a second cost reduction agreement once cost reduction agreements were reached with the remaining unions.

(45)         At the time that Northwest announced its $1.1 billion labor cost reduction target, the price of jet fuel was $1.35 per gallon.  As of mid-September 2005, it was $1.85 per gallon.  The difference between these two numbers is worth nearly $1.1 billion per year to Northwest.  Steenland Decl. ¶ 30.

(46)         The Bridge Agreement provided an additional $15 million in increased revenue due to changes in the scope rules of ALPA’s contract.  This is not included in the contract valuation here as it does not affect Northwest’s labor costs and simply moves Northwest a small part of the way toward the flexibility the LCCs have in revenue generation.

In September 2005, Northwest formally modified its request to ALPA in light of the new $1.4 billion target.  ALPA proposed a cost reduction package in return, that, while significant, was substantially short of what was required.  See Steenland Decl. ¶ 31.

C.                                    Prepetition Negotiations with PFAA

Northwest first approached PFAA’s predecessor, the IBT, in the Spring of 2003, regarding Northwest’s need to reduce its flight attendant labor costs.  Soon thereafter, PFAA sought and won a representation election among Northwest’s flight attendants.  PFAA would not sign the standard confidentiality agreement and thus would not participate on the LAC.  Immediately after PFAA was certified, Northwest sought to open negotiations on labor cost reductions.  PFAA’s response, in sum, was “our contract is closed.”  Thus, Northwest was forced to wait an additional 18 months, until the six month early opener negotiations started in December 2004.  Northwest subsequently invoked the mediation services of the National Mediation Board in February 2005.

Northwest and PFAA exchanged opening proposals for changes to their agreement on December 1, 2004.  Those negotiations rapidly faltered for two reasons.  First, PFAA insisted on allowing any flight attendant who wished to attend to observe the negotiations, while refusing to agree to confidentiality of the sensitive information they would be provided.  Second, PFAA proposed wage and other labor cost increases, and refused to acknowledge that any cost reductions were needed.  Northwest and PFAA have met for more than thirty days of mediated negotiation sessions since February 2005.  Despite Northwest’s obviously dire financial circumstances, PFAA only recently acknowledged Northwest’s need for any labor cost relief.  In the two weeks before filing under Chapter 11, Northwest formally modified its request for labor cost reductions.  PFAA made no counter-proposal.

D.                                    Prepetition Negotiations with IAM

Northwest’s contracts with IAM became amendable in February 2003.  In August 2003, Northwest invoked the mediation services of the National Mediation Board to assist the parties in these negotiations.  Northwest and IAM have been in negotiations for successor agreements since the six month early opener started in August, 2002.  The terms of the prior agreements have remained in effect pursuant to the status quo provisions of the Railway Labor Act.  In the two weeks prior to filing under Chapter 11, Northwest formally modified its request to IAM.  IAM said it had developed materials that would provide, according to it, $107 million in labor cost reductions, but did not present any specific proposal.

E.                                      Prepetition Negotiations with TWU, NAMA, and ATSA

Northwest has exchanged proposals with TWU on September 30, 2003 and with NAMA and ATSA on September 30, 2004.  Northwest has been in negotiations with TWU since September 2003 and has met regularly with them.  Northwest has also had numerous informal discussions with NAMA and ATSA since exchanging opening proposals.

F.                                      Postpetition Negotiations

After Northwest filed for bankruptcy, it continued to meet with its Unions to discuss its financial difficulties and the need for labor cost reductions.  On September 26, 27, and 28, Northwest delivered its Section 1113 Proposals to the Unions pursuant to section 1113(c).  On October 10 and 11, Northwest delivered modestly revised Section 1113 proposals to its unions.  Northwest also has provided detailed financial back-up for each proposed cut or modification.  After delivering these Proposals, Northwest again offered to meet with any union to discuss the proposals.  Northwest has met, and continues to meet, with the Unions as well as their financial advisors, but, as of the filing of this Application, it has been unable to reach agreements on the necessary labor reductions.  Northwest intends to keep meeting, and hopes to reach agreement, but must proceed with this Application due to the exigencies of its situation.

VII.                            NORTHWEST HAS MET THE STATUTORY REQUIREMENTS FOR REJECTING THE UNIONS’ CBAS

Section 1113(c) of the Bankruptcy Code provides the exclusive means for a debtor, other than a railroad, to reject a CBA.(47)  Section 1113(c) specifically provides:

The court shall approve an application for rejection of a collective bargaining agreement only if the court finds that –

(1) the trustee has, prior to the hearing, made a proposal that fulfills the requirements of subsection (b)(1);

(2) the authorized representative of the employees has refused to accept such proposal without good cause; and

(3) the balance of the equities clearly favors rejection of such agreement.

11 U.S.C. § 1113(c).

(47)         Section 1167 of the Bankruptcy Code provides that railroads may not reject a CBA in bankruptcy, but instead may modify their agreements only pursuant to Section 6 of the Railway Labor Act, 45 U.S.C. § 151 et seq. (the “RLA”).  Although Section 1167 by its terms purports to limit the ability of any entity subject to the RLA to modify or terminate benefits under a CBA, that section appears in the subchapter of Chapter 11 that applies specifically to railroads, not airlines.  Thus, the courts have consistently concluded that Section 1167 does not apply to airlines, and that Section 1113 instead governs the ability to reject a CBA in an airline bankruptcy.  See In re Ionosphere Clubs, Inc., 114 B.R. 379, 391 n.4 (S.D.N.Y. 1990); In re Air Florida Sys., Inc., 48 B.R. 440, 443 (Bankr. S.D. Fla. 1985).

Section 1113(b)(1) imposes specific obligations on a debtor seeking rejection or modification to:

(A) [M]ake a proposal to the authorized representative of the employees covered by such agreement, based on the most complete and reliable information available at the time of such proposal, which provides for those necessary modifications in the employees benefits and protections that are necessary to permit the reorganization of the debtor and assures that all creditors, the debtor and all of the affected parties are treated fairly and equitably; and

(B) provide . . . the representative of the employees with such relevant information as is necessary to evaluate the proposal.

Courts in the Southern District of New York use a seven-factor checklist to analyze the sufficiency of requests under section 1113(c):  (1) the debtor made a proposal to modify the CBA based on the most complete and reliable information available at the time of the proposal and provided all relevant information to the union; (2) the proposed modifications were necessary to permit reorganization of the debtor; (3) the proposed modifications assured that all creditors, the debtor, and all other affected parties were treated fairly and equitably; (4) the debtor met at reasonable times with the authorized representative between the time of the proposal and the time of the hearing on the proposal; (5) the debtor conferred with the union in good faith at these meetings in an attempt to reach mutually satisfactory modifications; (6) the union refused to accept the debtor’s proposal without good cause; and (7) the balance of equities clearly favors rejection of the agreement.  In re Carey Transp., Inc., 50 B.R. 203, 207-212 (Bankr. S.D.N.Y. 1985) (“Carey Transp. I”), aff’d sub nom Truck Drivers Local 807 v. Carey

Transp., 816 F.2d 82 (2d Cir. 1987) (“Carey Transp. II”) (consolidating into 7 factors the 9 factors originally set forth in In re Am. Provision Co., 44 B.R. 907 (Bankr. D.Minn. 1984)).(48)

A debtor must establish by a preponderance of the evidence that it has satisfied each of these elements.  See United Food & Commercial Workers Union, Local 211 v. Family Snacks, Inc. (In re Family Snacks), 257 B.R. 884, 892 (B.A.P. 8th Cir. 2001).  After a debtor establishes compliance with each element, however, the burden shifts to the authorized representative in three instances.  See In re Texas Sheet Metals, Inc., 90 B.R. 260, 263-64 (Bankr. S.D. Tex. 1988); see also In re Wheeling-Pittsburgh Steel Corp., 50 B.R. 969, 975 (Bankr. W.D. Pa. 1985).  First, after a debtor identifies the information it gave to the union, the union must then produce evidence that it was not given the “relevant” information it needed to evaluate the proposal.  Texas Sheet Metals, Inc., 90 B.R. at 263; Am. Provision Co., 44 B.R. at 909-10.  Second, where a debtor demonstrates that it met with the union, it falls to the union to produce evidence that the debtor did not confer in good faith.  Texas Sheet Metals, Inc., 90 B.R. at 263-64; Am. Provision Co., 44 B.R. at 910.  Finally, where the debtor produces prima facie evidence that the union lacked good cause to reject the proposal, the union must demonstrate that it did have good cause.  See Carey Transp. II, 816 F.2d at 92; In re Mile Hi Metal Sys., Inc.,

(48)         In In re Royal Composing Room, Inc., 62 B.R. 403, 406 (Bankr. S.D.N.Y. 1986), aff’d on other grounds, 78 B.R. 671 (S.D.N.Y. 1987), aff’d, 848 F.2d 345 (2d Cir. 1988), the court stated that it “eschew[ed]” the nine factor test, but instead analyzed the application using the three components of section 1113(c).  In any event, whether three, seven, or nine, these factors are all extracted from the language of the statute and are based on the same principles.  See, e.g., Carey Transp. I, 50 B.R. at 207.

899 F.2d 887, 892 (10th Cir. 1990) (the union has an “obligation ... to explain its reasons for opposing the proposal”).

As explained more fully below, Northwest has satisfied its burden as to these seven elements.

A.                                    After Filing the Bankruptcy Petitions, but Before Filing the Application, Northwest Submitted Proposals Under Section 1113 to its Unions, Based on the Most Complete and Reliable Information Available and Provided All Relevant Information to the Unions.

1.                                       Postpetition Proposals Were Based on the Most Complete Information Possible

Northwest delivered the Section 1113 Proposals after filing its petition for relief, but before filing the Application.  As discussed above, on September 26, 27, and 28, 2005, Northwest delivered to the Unions and their financial representatives detailed written proposals for modification of each union’s respective CBA.  After delivering the Section 1113 Proposals, Northwest met with union representatives.  On October 10 and 11, Northwest met with its Unions to deliver modestly revised proposals.  Moreover, Northwest has been meeting with its Unions for almost three years regarding the need for labor cost savings.  Nothing in section 1113 requires a particular period of time to lapse between the bankruptcy petition date and the date the proposal is made to the union.(49)

(49)         Courts have approved rejection where a proposal was made as soon as the bankruptcy petition was filed.  See Royal Composing Room, 62 B.R. at 404 (1986) (four days between filing petition and delivering proposal); see also In re Blue Diamond Coal Co., 131 B.R. 633, 644 (Bankr. E.D. Tenn. 1991) (first proposal delivered on petition date).  Furthermore, no particular period of time need elapse between delivery of a proposal to the union and the filing of an application for rejection.  See Royal Composing Room, 62 B.R. at 409 (one day between proposal and filing of application); In re Century Brass Prods. Inc., 55 B.R. 712, 716 (Bankr. D. Conn. 1985) (four days between proposal and filing of application), rev’d and remanded on other grounds, 795 F.2d 265 (2d Cir.).

Northwest has met the requirement to make a proposal to the Unions after it filed for bankruptcy.

The Section 1113 Proposals were based on the most complete and reliable information available to Northwest as of the date the Proposals were made, including the most recent cash forecasts and projections that Northwest was able to generate and Northwest’s best estimate of the result of the Chapter 11 filing on its revenue.

Because proposals are usually made at an early stage in the Chapter 11 proceedings, information regarding the full extent of the bankruptcy plan and eventual outcome of the plan will, of necessity, be tentative and subject to change.  That fact is especially relevant here, given the recent critical changes in the airline business, including volatile fuel costs, and the associated changes in Northwest’s financial projections.  Nevertheless, nothing in section 1113 requires or suggests a delay based on a lack of perfect, immutable information.(50)  As a leading treatise puts it, “Congress must have intended that the court make its finding based on the best, albeit fragmentary information available at the time of the hearing on rejection.”  COLLIER ON BANKRUPTCY ¶ 1113.06[1][b] (Lawrence P. King ed., 15th rev. ed. 1996).

2.                                       Northwest Provided Relevant Information Necessary for the Unions to Evaluate the Section 1113 Proposals

Section 1113(b)(1)(B) requires that the debtor provide the authorized representative with all relevant information to evaluate the proposal.  In re Alabama Symphony Ass’n, 155 B.R. 556, 573 (Bankr. N.D. Ala. 1993).  The information provided

(50)         As discussed above, section 1113 does not impose a minimum period of time before a debtor can seek to reject a CBA.  See, e.g., Century Brass Prods. Inc., 55 B.R. at 716.

to the authorized representative may have been delivered prior to the proposals at issue, or even prior to the bankruptcy filing, as long as the representative has all the financial or other materials relevant to its analysis.  In re Appletree Mkts., Inc., 155 B.R. 431, 438 (S.D. Tex. 1993) (debtor satisfied its section 1113(b)(1)(B) requirement where, prior to submitting its proposal, debtor had opened its books and made information available during bargaining); see also Wheeling-Pittsburgh, 791 F.2d at 1074; COLLIER ON BANKRUPTCY, supra, ¶ 1113.06[4].

In the course of negotiations with its Unions over the past several years, Northwest opened its books to the Unions and their financial advisors, and provided reams of financial information.  Northwest continues to have an Open Books policy with its unions, including PFAA which recently signed the confidentiality agreement.  With the Section 1113 Proposals, Northwest provided a list of proposed pay cuts and work rule changes, incremental bankruptcy-related pay reductions, a benefits term sheet proposal, a pension term sheet proposal, and a profit sharing term sheet proposal.  Northwest also provided detailed and relevant financial backup for the requests.

Provision of voluminous, comprehensive financial information to an authorized representative is more than adequate to allow it to evaluate a proposal under section 1113.  See In re National Forge Co., 289 B.R. 803 (Bankr. W.D. Pa. 2003) (debtor provided asset purchase agreement, its liquidating plan and disclosure statement, and updated information); In re Valley Steel Prods. Co., 142 B.R. 337 (Bankr. E.D. Mo. 1992) (debtor offered yearly operating statements and monthly bankruptcy operating report); see also Royal Composing Room, 62 B.R. at 412-13 (a single sheet of paper which listed the union costs was “reliable and relevant information and complete enough to form a basis for reasoned consideration of [the debtor’s] proposal”).

Throughout its negotiations, Northwest informed the Unions that its books and financial records were open for review by union financial advisors and that Northwest would answer any questions about its financial affairs.  Additionally, the information presented to the Unions is essentially the same information as was presented to the Northwest Board of Directors, on which representatives of ALPA and IAM sit as members.  Accordingly, Northwest has provided and will continue to provide the Unions with all relevant additional information requested during the negotiation period.

B.                                    The Section 1113 Proposals Contain Only Modifications Necessary to Achieve Northwest’s Successful Reorganization

The crux of a court’s analysis under section 1113 is whether the proposal made to the union is necessary to the debtor’s reorganization.  In the Second Circuit, modifications are “necessary” to the debtor’s reorganization if they increase the likelihood of a successful reorganization.  Carey Transp. II, 816 F.2d at 82; see also Mile Hi Metal Sys., Inc., 899 F.2d at 892-93.  Northwest’s labor cost reductions are part of an overall multi-billion dollar package, taking all of its costs to market levels.  Northwest’s very survival is at stake because its labor costs are not competitive: Northwest’s compensation and benefit costs are on average approximately 62% higher than LCC labor costs.  If Northwest’s labor costs cannot be brought in line with LCC labor costs, it will only be a matter of time before Northwest can no longer function as a going concern.  By any definition, that makes the modifications requested in the Application “necessary.”

The determination of whether a proposal is necessary to the employer’s reorganization is made on a case-by-case basis, with consideration of the employer’s business and industry patterns.  See Carey Transp. I, 50 B.R. at 209.  The proposal must have a significant financial impact on the employer’s financial operations, but need not be limited to the bare minimum changes necessary for survival.  Carey Transp. II, 816 F.2d at 90; Appletree Mkts, 155 B.R. at 441-42 (although debtor did not quantify necessity of each of its proposed changes, changes were “necessary” to be competitive and total impact was a savings of millions of dollars); In re Indiana Grocery Co., 136 B.R. 182, 192-93 (Bankr. S.D. Ind. 1990) (modifications necessary for debtor to operate profitably).(51)

Here, achieving the annual labor cost savings as laid out in Northwest’s Section 1113 Proposals is critical for Northwest to be competitive in the changed marketplace, to restore profitability, to reorganize successfully, and to avoid liquidation.

1.                                       Absent the Labor Cost Reductions, Northwest’s Business Is Unsustainable and It Faces Eventual Liquidation

First, despite the cost reductions Northwest has been implementing since 2001, due to its labor costs and various events beyond its control, Northwest’s costs still

(51)         The Third Circuit has adopted a higher standard for this prong of the section 1113 test than the Second Circuit.  See Wheeling-Pittsburgh Steel Corp., 791 F.2d at 1088-89 (proposal must be “necessary” to prevent the debtor’s liquidation).  This is not the law in the Second Circuit.  Indeed, the leading treatise on bankruptcy opines that because “Congress did not codify a standard that modifications should be authorized only where it clearly appears that unless the agreement is rejected, the debtor will collapse . . .  The debtor should not have to show that absent modification, liquidation would occur.”  COLLIER ON BANKRUPTCY, supra, ¶ 1113.06[2][b].  Nonetheless, as indicated above, Northwest has met even this heightened standard.

substantially exceed its revenue.  Absent satisfactory consensual arrangements, or the relief sought herein, Northwest will not be able to continue as a viable airline.

Second, the cost pressures on Northwest will not abate.  The industry has changed and will not return to old business models.  The LCCs as a group are strong, profitable, and expanding into every market.

Northwest has done its best to adjust to these permanent changes.  It already has reduced much of its non-labor costs.  Other cost-reduction measures are in process: Northwest plans to seek substantial cost reductions for its aircraft leases and to strengthen its balance sheet during the bankruptcy process.  Northwest, however, has little, if any, leverage to seek cost reductions from entities that can sell or lease their assets at higher prices elsewhere in the marketplace and, obviously, the price of fuel is outside of its control.  Under these circumstances, although Northwest continues to reduce non-labor costs wherever possible, Northwest has no choice but to seek labor cost reductions that are necessary for its survival, and bring its labor costs in line with the LCCs.

2.                                       The Section 1113 Proposals Deliver the Necessary Level of Dollar Savings

In order to develop a set of proposals that will produce the necessary level of dollar savings, Northwest considered the various cost structures and productivity of the LCCs.  Northwest cannot mimic the entire business plan of a LCC, nor would it want to.  Northwest has international routes and premium services that bring in substantial revenues.  Northwest does, however, seek to model the cost structures of the LCCs where it can, so that it can compete effectively.(52)  Northwest carefully considered what each collective bargaining unit is able to contribute and has sought to obtain agreements that are equitable among all groups.

Necessary modifications are not limited to pay reductions, but also include changes in work rules, benefits, scope clauses, and job protection clauses.  For example, in Carey Transp. II, 816 F.2d 86, the court approved rejection based on the debtor’s wide-ranging proposals not only to change the wage scale, but also to reduce health and pension benefits; reduce holidays; eliminate sick days; reduce supplemental workers’ compensation and disability; eliminate premium payments; reduce commissions; and change numerous scheduling and assignment rules.  See also In re Maxwell Newspapers, Inc., 981 F.2d 85 (2d Cir. 1992) (rejection of a guarantee of lifetime employment for typesetters); Century Brass Prods., 795 F.2d 265 (retiree welfare benefits); Royal Composing Room, 848 F.2d at 350 (seniority clause); In re Hoffman Bros. Packing Co., 173 B.R. 177, 187 (B.A.P. 9th Cir. 1994) (elimination of dues checkoff and seniority); Appletree Mkts., 155 B.R. at 439-40 (requirement for 50% of work hours to be worked by full-time employees in 5-day, 40-hour weeks); Blue Diamond Coal Co., 131 B.R. at 644 (subcontracting); In re Salt Creek Freightways, 47 B.R. 835, 838 (Bankr. D. Wy. 1985) (arbitration).

The financial objectives under the Section 1113 Proposals demonstrate that the labor cost reductions are necessary, but not too deep.

(52)         Courts have recognized that the company, not the union, is in the better position to determine how to operate its business.  See Texas Sheet Metals, 90 B.R. at 268 (rejecting operational alternatives suggested by the union and explaining that company is in “the best position” to know how to operate its business).

C.                                    The Section 1113 Proposals Treat All Parties Fairly and Equitably

A proposal must assure that all creditors, the debtor, and all of the affected parties are treated fairly and equitably.  11 U.S.C. § 1113(b)(1)(A).  The purpose of this requirement “is to spread the burdens of saving the company to every constituency while ensuring that all sacrifice to a similar degree.”  Century Brass Prods., 795 F.2d at 273; see also In re Pierce Terminal Warehouse, Inc., 133 B.R. 639, 647-48 (Bankr. N.D. Iowa 1991).  Because the application for rejection is frequently made long before a plan of reorganization is proposed, the debtor cannot at the time of the hearing on rejection be expected to guarantee the ultimate treatment of all constituents.  See Carey Transp. II, 816 F.2d at 91.  As long as the court can determine at the hearing that the proposal is not patently unfair to the affected employees when compared with the other effects that Chapter 11 will have on other parties in interest, and where other parties in interest are “shoulder[ing] a proportional” share of the debtor’s cost-cutting measures, rejection should be approved.  Carey Transp. II, 816 F.2d at 90; Blue Diamond Coal Co., 131 B.R. at 645.  Not all affected parties must receive identical modifications, however, and prepetition cost reductions by certain groups are also relevant to the analysis of this factor.  See Carey Transp. II, 816 F.2d at 90-91.

In the present case, Northwest asked each bargaining unit to meet the same standard that was applied to all of the Section 1113 Proposals:  having costs that are competitive with the LCCs.  Northwest has asked each of its Unions to agree to labor costs that will allow it to compete with the LCCs, nothing more.

Northwest has not singled out the bargaining unit employees to bear the financial burden.  Rather, Northwest is seeking significant reductions in every possible area, as is necessary if it is to survive as a going concern.  The cost reductions that Northwest has made and will make for management and other salaried employees are equitable in light of the proposals for unionized employees.  Including the prior and proposed cuts, the compensation reductions for Northwest’s officers will range from 31% to 40%.  See supra section V.D.  For managing directors and directors, the permanent salary reductions range from 7% to 14%, and with the additional 5% temporary cuts, the compensation reductions range from 12% to 18%.  For the remainder of the salaried employees, their permanent compensation reduction ranges from 2% to 7%, and with the temporary pay cuts, the reductions range from 7% to 11%.

The vast majority of the members of the management workforce at Northwest are experienced professionals with highly marketable skills.  As the financial crisis worsened, Northwest has reduced headcount by more than 1,100 management and salaried positions.  Thus, workload has increased as staffing and pay have decreased.  See Carey Transp. II, 816 F.2d at 90-91 (“managers and non-union employees . . . increased responsibilities as a result of staff reductions without receiving commensurate salary increases;” prepetition cost reductions also relevant).  Management attrition rates have more than tripled since 2001.  Further large scale attrition of skilled management employees could be devastating to Northwest’s efforts to reorganize.  Indiana Grocery 738 B.R. at 48 (“if management salary were much lower, [they] would look for other employment”).

Other stakeholders also will suffer.  Unsecured creditors will likely receive only a portion of what they are owed, and shareholders are likely to lose their existing equity interests entirely.  Aircraft lessors will see the terms of their leases restructured to lower, market-based rates, and the holders of secured debt will see their debt restructured.

In addition, Northwest’s proposals try to ease the sacrifices of the union employees by providing for profit sharing.  As discussed above, Northwest will share 10% of all profits above the first $1 million.  If Northwest’s projections turn out to be pessimistic, there would be sharing of profits with the union employees who had their wages and benefits reduced in order to allow the survival of Northwest.

Against that backdrop, Northwest would be acting inequitably if it failed to insist on cuts from the Unions that implemented a competitive cost structure.  Indeed, given the alternative to the modifications requested herein – liquidation resulting in loss of almost 35,000 jobs – the Section 1113 Proposals are fair and equitable to all employee groups as well as to all creditor constituencies.

D.                                    Northwest Met with the Unions at Reasonable Times and Remains Available to Negotiate with Each Union

Section 1113(b)(2) of the Bankruptcy Code mandates that a debtor seeking to reject a CBA meet at reasonable times with the union between the date of making the proposal and the date of the hearing on the application to reject.  When Northwest delivered the Section 1113 Proposals, it offered to meet with each union at any time that was acceptable to the union.  Over the past year, Northwest has met with all of its Unions seeking to renegotiate the CBAs.  Only ALPA has agreed to any labor cost reductions.(53)  Furthermore, as required by section 1113(b)(2), Northwest remains available to meet

(53)         IAM asserts that they have agreed to some cost reductions, but IAM has not produced a term sheet specifying the level and nature of the reductions.

with each union until the time set for hearing on the Application.  Therefore, Northwest has satisfied this prong of the section 1113(c) analysis.  See In re Amherst Sparkle Mkt., 75 B.R. 847, 851 (Bankr. N.D. Ohio 1987) (element satisfied where debtor and union met just twice prior to section 1113 hearing).

E.                                      Northwest Has Conferred and Continues to Confer in Good Faith to Reach Mutually Satisfactory Modifications

To determine whether an employer has conferred with the authorized representative in good faith, courts look for “conduct indicating an honest purpose to arrive at an agreement as the result of the bargaining process.”  Blue Diamond Coal Co., 131 B.R. at 646 (citations omitted).  A debtor’s continued willingness to meet with the union is itself compelling evidence of the debtor’s good faith.  See In re Sol-Sieff Produce Co., 82 B.R. 787, 795 (Bankr. W.D. Pa. 1988).  Where more than one group of unionized employees is affected by the employer’s proposals, the employer must negotiate with all.  Where the unionized groups are of different size, however, the employer need not reach agreement with all unions in order to demonstrate its good faith.  COLLIER ON BANKRUPTCY, supra, ¶ 1113.07[2][b][v].

Over the past year, Northwest has diligently met in good faith with ALPA to negotiate an agreeable set of modifications that will produce the necessary amount of cost savings, has been in mediations with both IAM and PFAA, has been negotiating with TWU, and has had numerous discussions with NAMA and ATSA.  Indeed, when the Section 1113 Proposals were delivered, Northwest explicitly indicated an openness to competing proposals, or a different set of terms, so long as the Unions delivered dollar savings not less favorable than those set forth in the Section 1113 Proposals.  Thus, each

union was and is free to propose any set of terms that would produce the necessary level of savings.    See In re Indiana Grocery Co., 136 B.R. at 195-96 (debtor negotiated in good faith when it expressed willingness to negotiate on any point as long as the terms produced an overall 16.5% labor cost reduction).

F.                                      The Authorized Representatives Have Failed to Accept the Section 1113 Proposals Without Good Cause

To approve rejection of a CBA, a court must find that the affected union(s) refused to accept the Section 1113 Proposals without good cause.  Nowhere in the Bankruptcy Code is the phrase “good cause” defined.  The legislative history provides little guidance, but indicates that the term should be narrowly interpreted in a workable manner.  See 130 Cong. Rec. 20, 230 (1984) (statement of Rep. Lungren) (stating that “[t]he phrase ‘good cause’ is undefined, but the conferees clearly believed that it should be interpreted narrowly by a reviewing court”).  In assessing whether the Unions have good cause to reject Northwest’s offers, the focus is not on the Unions’ obvious and understandable reluctance to make labor cost reductions, but on what is necessary to permit reorganization.  Indeed, the Second Circuit has held that “a union will not have good cause to reject an employer’s proposal that contains only those modifications essential for the debtor’s reorganization, that is, the union’s refusal to accept it will be held to be without good cause.”  Maxwell Newspapers, 981 F.2d at 90.

In the present circumstances, the Unions do not have good cause for rejecting the Section 1113 Proposals.  See Maxwell Newspapers, 981 F.2d at 89-90; Carey Transp. II, 816 F.2d at 92.  They have already conceded that labor cost reductions are necessary.  Moreover, as the discussions in sections III and IV demonstrate, Northwest cannot continue without making labor cost reductions.  It is implementing only those reductions necessary to its successful restructuring and return to long-term viability.  As such, the Unions do not have good cause to reject the proposals.

G.                                    The Balance of the Equities Clearly Favors Rejection of the CBAs

Section 1113(c)(3) of the Bankruptcy Code requires a court to find that the balance of the equities clearly favors rejection of a CBA before granting the Application.  Any consideration of equities here must begin with an understanding of the limited choices presented to this Court, Northwest, and Northwest’s employees.  The choice is not whether labor groups can bargain with management or shareholders to give up more value.  There is nothing more to give.  The choice is whether to give Northwest a fighting chance to survive.  In the survival scenario, employees may then choose whether to stay at the reduced levels of compensation or to seek a new job.  In the failure scenario, individual employees have no choice at all – they would be forced to find a new job, even if they would have preferred to stay in Northwest’s employ.  When the equities of this situation are rightly considered, the balance clearly favors rejection of the CBAs.

In the Second Circuit, the Court of Appeals crafted a six-factor test regarding the balance of equities, as follows:

•                  The likelihood and consequence of liquidation if rejection is not permitted;

•                  The likely reduction in the creditors’ claims if the bargaining agreement remains in force;

•                  The possibility and likely effect of any employee claims for breach of contract if rejection is approved;

•                  The cost-spreading abilities of the various parties, taking into account the number of employees covered by the bargaining agreement and how various employees’ wages and benefits compare with those of others in the industry;

•                  The good or bad faith of the parties in dealing with the employer’s financial dilemma; and

•                  The likelihood and consequences of a strike if the bargaining agreement is voided.

See Carey Transp. II, 816 F.2d at 92-93.  This balancing must be undertaken in light of the ultimate goal of Chapter 11 – the success of the reorganization.  See id. at 92-93 (citing NLRB v. Bildisco & Bildisco, 465 U.S. 513, 527 (1984)).  In the present case, the equities clearly favor rejection of the CBA agreements.

1.                                       If CBA Rejection Is Not Authorized, Northwest’s Continuing Operating Losses Likely Will Force It to Liquidate and Creditors Will Receive Less

As explained above, the Section 1113 Proposals are necessary to Northwest’s successful reorganization.  Northwest’s reorganization requires labor cost reductions from all employee groups.  The failure to achieve such cost reductions will leave Northwest unable to compete with the LCCs and restructured Legacy Carriers and it would likely be forced into liquidation.  In that dire scenario, employees have no choice – they must find a new job.  Northwest is attempting to create an alternative scenario in which employees may continue their employment at Northwest, albeit at reduced compensation.

As losses continue to grow, Northwest will rapidly exhaust the pool of available cash that is needed to continue its operations.  Without the requested labor cost reductions, Northwest will no longer be able to continue and will be forced to liquidate.  In the event of liquidation, creditors will get substantially less than if Northwest is able to reorganize as a going concern.  Northwest cannot continue to burn cash at the current rate for very long before it must make the decision to close its doors.

2.                                       The Possibility of Employee Claims for Damages Is Acceptable Compared to the Outcome that Would Occur if CBA Rejection Is Denied

While it is possible that rejection of the CBAs will give the affected employees a claim for damages, that outcome is still superior to liquidation for all parties.  There are two possible outcomes.  Employees could possibly have a general unsecured damage claim arising from rejection of their CBA (although Northwest reserves the right to contest the amount or status of such claim).  Alternatively, Northwest could be forced to liquidate – a result that would be harmful to all of its stake holders, including its unionized employees.  As between the two, an order rejecting these CBAs, which permits Northwest to successfully reorganize, is clearly preferable.

3.                                       The Wages and Benefits Provided Under Northwest’s Proposals Are Competitive

As explained in detail above, the Section 1113 Proposals are designed to bring competitive parity between the wages and benefits paid to unionized employees at Northwest and to bring Northwest’s labor costs in line with, or higher than, those of the LCCs and restructured Legacy Carriers.  The reduced wages and benefit levels Northwest seeks would still be greater than those available to its employees at other carriers as new hires.

If Northwest liquidates, employees face the very real probability that their wages will be reduced even further.  First, there is the question of whether similarly skilled jobs are available at the present time.  Second, if employees are able to transfer to another airline, they will lose all seniority status, beginning at the bottom rung.  Finally, it is likely that employees will face the same pay rates, or even lower pay rates, than those in the Section 1113 Proposals, if they could find jobs at the LCC carriers that are actually hiring workers.

4.                                       Northwest Has Attempted in Good Faith to Deal with Its Financial Dilemma

Northwest’s good faith in attempting to achieve a solution to its uncompetitive labor costs is unquestionable.  Far from ignoring the issue, Northwest sought negotiations with the Unions’ authorized representatives years ago in an attempt to stave off a bankruptcy filing.  Northwest has reached this current point in large part because its Unions, with the exception of ALPA’s Bridge Agreement, have refused to reach agreements to reduce labor costs for the last three years.

Northwest has provided all information requested and participated in hundreds of hours of negotiations as it attempted to reach consensus with the Unions’ authorized bargaining representatives.  Northwest has proposed to reduce wages and benefits only to the level set in the marketplace by the LCCs.  Moreover, Northwest has offered substantial profit sharing so that union employees will share in any recovery of Northwest’s financial health.  See Indiana Grocery, 136 B.R. at 192-93 (citing Wheeling-Pittsburgh Steel Corp., 791 F.2d at 1093).  This record clearly demonstrates Northwest’s good-faith approach to dealing with its financial dilemma.

5.                                       The RLA Would Not Allow Northwest’s Employees to Strike

Although a strike could severely impact Northwest’s efforts to reorganize, employees subject to the Railway Labor Act, 45 U.S.C. § 151 et seq. (the “RLA”), such as those in the Unions, can not lawfully strike in response to a rejection.  The principal purpose of Congress in enacting the RLA was to prevent strikes or other interruptions to the nation’s transportation systems.  See 45 U.S.C. § 151a.  This purpose is embodied in Section 2, First of the RLA, which provides that “[i]t shall be the duty of all carriers, their officers, agents, and employees to exert every reasonable effort to make and maintain agreements concerning rates of pay, rules, and working conditions . . . in order to avoid any interruption to commerce or to the operations of any carrier growing out of any dispute between the carrier and the employees thereof,” 45 U.S.C. § 152, First (emphasis added).  This provision, the courts have held, prohibits a union from striking during negotiations over a CBA until exhaustion of the mandatory negotiation and mediation provisions of the RLA.  Detroit & Toledo Shore Line R.R. Co. v. United Transp. Union, 396 U.S. 142, 148-51 (1969) (“Shore Line”).  This principle applies even where the carrier itself is not subject to any status quo requirement, as during negotiation of an initial agreement.  Aircraft Mechs. Fraternal Ass’n v. Atl. Coast Airlines, Inc., 125 F.3d 41 (2d Cir. 1997).

Moreover, the negotiation and mediation procedures of the RLA are purposefully long and drawn out, requiring direct negotiations between the parties until they reach impasse, and then permitting either party to seek mediation under the supervision of the National Mediation Board.  Shore Line, 396 U.S. at 149-51.  The rationale underlying the statute is that by delaying the right to self-help, it becomes more likely that the parties can reach agreements without a strike.  As the Supreme Court observed in Shore Line:

In the long run, delaying the time when the parties can resort to self-help provides time for tempers to cool, helps create an atmosphere in which rational bargaining can occur, and permits the forces of public opinion to be mobilized in favor of a settlement without a strike or lockout.

Id. at 150.  Applying these principles to the present circumstances, it would be completely inconsistent with the RLA to permit a union to strike following rejection of its CBA until the union had sought to negotiate a new agreement with the carrier through the normal RLA bargaining process.

In any event, where Northwest faces potential liquidation in the event necessary modifications to the CBA are not made, the mere threat of a strike should not affect the Court’s analysis.  See Horsehead Indus., 300 B.R. at 587.  A union should not be permitted to thwart the bankruptcy reorganization process by irresponsibly threatening an unlawful job action.

Northwest is hopeful that the rejection of the Unions’ CBAs and Northwest’s implementation of the amendments to the CBAs contained in its Section 1113 Proposals will be accepted by the employees for what it is – a painful change, but a necessary one to preserve jobs.  The alternative, an illegal job action, would only cause the loss of all jobs.

H.                                    The Liquidation of Northwest Would Substantially Harm the Public Interest

Finally, although not a factor specifically mentioned in section 1113, the interest of the public should be considered.  The flying public will be significantly harmed if Northwest is forced to cease operations.  Northwest has been in business over 75 years.  It operates the fourth largest airline in the world.  It has a global network, with significant hubs in Minneapolis, Detroit, Memphis, and Tokyo.  It generates over 75% of its domestic revenue in the Heartland, and serves 68 airports in the upper Midwest.  In 23 cities in the Midwest, Northwest provides the only service available, and in an additional 20 cities Northwest provides more than 50% of the domestic service.  Northwest is part of the SkyTeam alliance, which flies approximately 344 million passengers annually.  The failure of Northwest would have dramatic negative consequences not only for all of its employees, but also for the flying public and the numerous communities it serves.

CONCLUSION

Northwest submits that, for all the foregoing reasons, it has satisfied the requirements of section 1113(c) of the Bankruptcy Code.  Northwest therefore requests that the Court authorize the rejection of each CBA with ALPA, IAM, PFAA, TWU, NAMA, and ATSA.  Northwest will then immediately implement the changes contained in its most recent Section 1113 Proposals.

WAIVER OF MEMORANDUM OF LAW

This Application does not raise any novel issues of law and is otherwise supported by citations to authorities.  Accordingly, the Debtors respectfully request that the Court waive the requirement contained in Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York that a separate memorandum of law be submitted.

Dated: October 12, 2005	Respectfully submitted,

New York, New York.
/s/ Bruce R. Zirinsky
Bruce R. Zirinsky, Esq. (BZ 2990)
Gregory M. Petrick, Esq. (GP 2175)
CADWALADER, WICKERSHAM & TAFT LLP
One World Financial Center
New York, New York 10281
Telephone: (212) 504-6000
Facsimile: (212) 504-6666

-and-

Brian P. Leitch, Esq.
Tim Atkeson, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202-1370
Telephone: (303) 863-1000
Facsimile: (303 832-0428

-and-

Mark C. Ellenberg, Esq. (ME 6927)
CADWALADER, WICKERSHAM & TAFT LLP
1201 F St. N.W., Suite 1100
Washington, DC 20004
Telephone: (202) 862-2200
Facsimile: (202) 862-2400

-and-

John J. Gallagher, Esq.
Margaret Spurlin, Esq.
PAUL, HASTINGS, JANOFSKY & WALKER LLP
875 15th St., N.W.
Washington, DC 20005
Telephone: (202) 551-1700
Facsimile: (202) 551-1705

Counsel to the Debtors and Debtors-in- Possession